Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED
HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON
THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

AYTU BIOSCIENCE, INC.

JANUARY 27, 2016

THE OFFER TO AMEND AND EXERCISE
(AND ASSOCIATED WITHDRAWAL RIGHTS)
WILL EXPIRE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF FEBRUARY 27, 2017
UNLESS THE OFFER PERIOD IS EXTENDED.

In this Offer to Amend and Exercise, we refer to Aytu BioScience, Inc., a Delaware corporation, as “we,” “us,” “Aytu” or the “Company,” and eligible holders of outstanding warrants as “you.”

The Company is offering to holders of (i) outstanding warrants to purchase 1,733,322 shares of the Company’s common stock issued to investors participating in the Company’s financing in May 2016, with an exercise price of $6.00 per share (the “May 2016 Warrants”), and (ii) outstanding warrants to purchase 6,020,245 shares of the Company’s common stock issued to investors participating in the Company’s financing in October 2016, with an exercise price of $1.86 per share (the “October 2016 Warrants” and together with the May 2016 Warrants, the “Original Warrants ”), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the Original Warrants at a temporarily reduced exercise price of $0.75 per share of common stock (the “Offer to Exercise”). There is no minimum participation requirement with respect to the Offer to Exercise.

The Company has approved an amendment to each of the warrant agreements that govern the Original Warrants to temporarily reduce the exercise price of the Original Warrants to $0.75 per share for the period that begins on January 27, 2017, which is the date the materials relating to this Offer to Exercise are first sent to the holders of the Original Warrants, and ends on the expiration date of the Offer to Exercise at 11:59 p.m. (Eastern Time) on the evening of February 27, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the exercise of the Original Warrants at the reduced cash exercise price of $0.75 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant (the “Registration Statement Condition”). The Company has filed with the Securities and Exchange Commission (“SEC”), a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the exercise of the Original Warrants at $0.75 per share. The Post-Effective Amendment reflects the terms of the Original Warrants as amended by this Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective by the SEC. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered Original Warrants promptly following such expiration, termination or withdrawal.

The purpose of the Offer to Exercise is to encourage the exercise of the Original Warrants by temporarily reducing the exercise price, which will provide funds to the Company for working capital and for general corporate purposes. Please see “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Exercise.

You may elect to participate in the Offer to Exercise with respect to some, all or none of your May 2016 Warrants and/or October 2016 Warrants. If you choose not to participate in the Offer to Exercise, your original May 2016 Warrants and/or October 2016 Warrants will remain in effect, with an exercise price of $6.00 and $1.86, respectively, per share.

The period during which the Original Warrants may be exercised at a reduced price of $0.75 per share of common stock, pursuant to this Offer to Exercise, will commence on January 27, 2017 (the date the materials relating to the Offer to Exercise are first sent to the holders) and run through the Expiration Date. If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Deliveries described below, on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries. NOTE THAT TENDERED ORIGINAL WARRANTS WILL NOT BE DEEMED EXERCISED UNTIL THE EXPIRATION DATE.

Subject to satisfaction of the Registration Statement Condition, the Company will issue shares of common stock at the temporarily reduced exercise price of $0.75 per share for all Original Warrants that are validly tendered in accordance with the terms and conditions of the Offer to Exercise and the attached Election to Participate and Exercise Original Warrants and not validly withdrawn. IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

IMPORTANT PROCEDURES

This Offer to Exercise together with the Election to Participate and Exercise Original Warrants and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Exercise and instructions as to how you can exercise an Original Warrant at the temporarily reduced exercise price of $0.75 per share of common stock. You should read all of the materials carefully before you decide whether to participate in the Offer to Exercise and exercise an Original Warrant during the offer period.

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise an Original Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.75 per share, you must instruct your broker or other nominee to deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” to VStock Transfer, LLC (the “Depositary Agent”) on your behalf, as follows:

(i)	an Agent’s Message with respect to a book-entry transfer of the May 2016 Warrants and/or October 2016 Warrants, as the case may be;
(ii)	a book-entry confirmation of the transfer of your the May 2016 Warrants and/or October 2016 Warrants, as the case may be, into the Depositary Agent’s account; and
(iii)	a payment in the amount equal to $0.75 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the May 2016 Warrants and/or October 2016 Warrants, as the case may be, which payment will be made through the nominee who holds your May 2016 Warrants and/or October 2016 Warrants, as the case may be.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

Method of Delivery

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the Original Warrants at the Depository Trust Company (“DTC”). Any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Warrants by causing DTC to transfer those Original Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of Original Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date.

The confirmation of a book-entry transfer of Original Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message with respect to the shares transferred by book-entry.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Original Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise Original Warrants and that we may enforce the terms and conditions of the offer against the DTC participant.

Acceptance and Withdrawal of Offer

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct VStock Transfer, LLC, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your Original Warrant at the temporarily reduced exercise price of $0.75 per share. See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Original Warrants” below.

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise by directing your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Original Warrants, your broker or other nominee may, prior to the Expiration Date, rescind its instruction previously transmitted through the book-entry transfer system or submit a Notice of Withdrawal to the Depositary Agent by delivery to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598, Attn: Joe Mele, facsimile (646) 536-3179, or email to dwac@vstocktransfer.com. Such withdrawal by your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that your broker or other nominee may also make such withdrawal after March 27, 2017, which is the 40th business day from commencement of the Offer to Exercise, if your Original Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your May 2016 Warrants and/or October 2016 Warrants, as the case may be, through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your Original Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Additional Information

If you have any question or need assistance, you should contact VStock Transfer, LLC, who is acting as Depositary Agent for the Offer to Exercise. The Depositary Agent may be reached at:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Attention: Joe Mele
Telephone: (212) 828-8436
Email: dwac@vstocktransfer.com
Facsimile: (646) 536-3179

You may request additional copies of this document and any of the Offering Materials from Joseph Gunnar & Co., LLC or Fordham Financial Management, Inc. (the “Warrant Solicitation Agents”), who are acting as warrant solicitation agents for the Offer to Exercise. The Warrant Solicitation Agents may be reached at:

Joseph Gunnar & Co., LLC
30 Broad Street, 11th Floor
New York, New York 10004
Telephone: (212) 440-9600
Email: prospectus@jgunnar.com

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A POST-EFFECTIVE AMENDMENT TO ITS REGISTRATION STATEMENTS ON FORM S-1 (FILE NOS. 333-210144 AND 333-213738), IN ORDER TO REGISTER THE ISSUANCE OF THE SHARES OF COMPANY COMMON STOCK UPON EXERCISE OF THE ORIGINAL WARRANTS AT THE TEMPORARILY REDUCED OFFERING PRICE AVAILABLE UNDER THE OFFER TO EXERCISE. THIS POST-EFFECTIVE AMENDMENT HAS NOT YET BECOME EFFECTIVE. THE FOREGOING SECURITIES MAY NOT BE SOLD OR EXERCISED, NOR MAY OFFERS TO BUY OR EXERCISE BE ACCEPTED, PRIOR TO THE TIME THE POST-EFFECTIVE AMENDMENT BECOMES EFFECTIVE. SUCH SECURITIES MAY ONLY BE OFFERED BY MEANS OF A PROSPECTUS, COPIES OF WHICH MAY BE OBTAINED (WHEN AVAILABLE) FREE OF CHARGE AT WWW.SEC.GOV OR BY CONTACTING THE COMPANY’S CHIEF FINANCIAL OFFICER AT (720) 437-6580. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION ABOUT THE ORIGINAL WARRANTS, AS AMENDED IN THE MANNER DESCRIBED IN THE OFFER TO EXERCISE, AND THE SECURITIES UNDERLYING SUCH WARRANTS.

THE DATE OF THIS OFFER TO EXERCISE IS JANUARY 27, 2017.

SUMMARY OF TERMS

Company:
Aytu BioScience, Inc., a Delaware corporation, with principal executive offices at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. The Company’s telephone number is (720) 437-6580.
Eligible Warrants:
Outstanding warrants to purchase 1,733,322 shares of the Company’s common stock issued to investors participating in the Company’s financing in May 2016, with an exercise price of $6.00 per share (the “May 2016 Warrants”) and outstanding warrants to purchase 6,020,245 shares of the Company’s common stock issued to investors participating in the Company’s financing in October 2016, with an exercise price of $1.86 per share (the “October 2016 Warrants” and together with the May 2016 Warrants, the “Original Warrants”).

See “Description of the Offer to Exercise — Section 3: Eligible Warrants” below.
Expiration Date:
11:59 p.m. (Eastern Time) on the evening of February 27, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).
Terms of Original Warrants, as Amended:
In connection with the Offer to Exercise, the Company has approved an amendment to the warrant agreement that governs the Original Warrants, as described below (the “Original Warrant Agreements”):

Temporary Reduction in Exercise Price: The exercise price will be temporarily reduced from $6.00 per share for the May 2016 Warrants and $1.86 for the October 2016 Warrants, in each case, to $0.75 per share for the period that begins on January 27, 2017, which is the date the materials relating to this Offer to Exercise are first sent to the holders of Original Warrants, and ends on the Expiration Date.

Other Terms: Except as set forth above all other terms of the Original Warrants will be the same as the original terms of the Original Warrants.

See “Description of the Offer to Exercise — Section 5: Terms of Original Warrants, As Amended” below.
Partial Participation Permitted:
You may elect to participate in the Offer to Exercise with respect to some, all or none of your Original Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your Original Warrants, then the Company will issue a new May 2016 Warrant and/or October 2016 Warrant, as the case may be, for that number of shares of common stock that you elect to exclude from the Offer to Exercise, with an exercise price of $6.00 per share with respect to the May 2016 Warrants and $1.86 with respect to the October 2016 Warrants.
Transfers:
The Original Warrant Agreements provide that a holder may transfer the Original Warrants to a third party upon surrender of such warrant to the Warrant Agent together with appropriate signatures and instructions for transfer. Any holder of an Original Warrant who desires to effect a transfer should present the Original Warrant to the Warrant Agent in the manner set forth in the respective Original Warrant Agreement.
Conditions:
The Offer to Exercise is subject to certain conditions as described herein:

  (i)

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act for the purpose of registering the exercise of the Original Warrants at the reduced cash exercise price of $0.75 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant (the “Registration Statement Condition”). The Company has filed with the SEC, a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the exercise of the Original Warrants at $0.75 per share. The Post-Effective Amendment reflects the terms of the Original Warrants as amended by this Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective by the SEC. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered Original Warrants promptly following such expiration, termination or withdrawal.

  (ii)

In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Original Warrant from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

  (iii)

In order to participate in the Offer to Exercise, you must elect to exercise your Original Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Original Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept any and all of the Original Warrants validly tendered and not validly withdrawn.

See “Description of the Offer to Exercise — Section 6: Conditions to the Offer to Exercise” below.
Future Amendments to the Offer to Exercise:
If we materially change the terms of the Offer to Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
How to Participate in the Offer to Exercise:
In order to participate in the Offer to Exercise and exercise an Original Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.75 per share, you must direct your broker or other nominee to deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” to VStock Transfer, LLC (the “Depositary Agent”) on your behalf as follows:

(i) an Agent’s Message with respect to a book-entry transfer of the May 2016 Warrants and/or October 2016 Warrants, as the case may be;
(ii) a book-entry confirmation of the transfer of your May 2016 Warrants and/or October 2016 Warrants, as the case may be, into the Depositary Agent’s account; and

(iii)

a payment in the amount equal to $0.75 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the May 2016 Warrants and/or October 2016 Warrants, as the case may be, which payment will be made through the nominee who holds your May 2016 Warrants and/or October 2016 Warrants, as the case may be.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598, Attn: Joe Mele, telephone number (212) 828-8436. You must direct your broker or other nominee to deliver your Original Warrants to the Depositary Agent via book-entry transfer. The other Acceptance and Exercise Deliveries may be mailed, hand delivered, or delivered facsimile to (646) 536-3179, or email to dwac@vstocktransfer.com.

See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Original Warrants” below.
Manner of Acceptance of Payment:
If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct VStock Transfer, LLC, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your Original Warrant promptly following the Expiration Date at the temporarily reduced exercise price of $0.75 per share.

See “Description of the Offer to Exercise — Section 9: Manner of Acceptance and Payment and Issuance of Shares” below.
Withdrawal Rights:
If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee (as applicable) may withdraw your tender of Original Warrants at any time prior to the Expiration Date by notifying the Depositary Agent. See “Description of the Offer to Exercise — Section 10: Withdrawal Rights” below.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Original Warrant, unless we have not accepted your tendered Original Warrants and other Acceptance and Exercise Deliveries by March 27, 2017, which is the 40th business day from the commencement of the Offer to Exercise, in which case you may change your mind and withdraw your tender after March 27, 2017.

If you properly and timely withdraw, we will promptly: (i) return your May 2016 Warrant and/or October 2016 Warrant, as the case may be, through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your Original Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.
Purposes of the Offer to Exercise and Use of Proceeds:
Operating Capital to Support Ongoing Operations: The purpose of the Offer to Exercise is to encourage the exercise of the Original Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the Original Warrants for working capital and for general corporate purposes.

Reduction of Share Overhang from Outstanding Warrants: In addition, the Offer to Exercise can help the Company reduce the number of outstanding warrants. As of January 26, 2017, we had outstanding warrants (including the Original Warrants) to purchase an aggregate of 8,711,354 shares at a weighted average exercise price of $2.98 per share. The sale of substantial amounts of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Exercise and exercise the Original Warrants, the Company would have outstanding warrants to purchase 957,787 shares of common stock at a weighted average exercise price of $3.46 per share (after giving effect to the permanent reduction of the exercise price of the Agent Warrants, which are not a part of this Offer to Exercise, to $0.75 per share, as described in “Description of the Offer to Exercise — Section 21: Fees and Expenses” below).
Plans or Proposals:
The Company intends to cancel the Original Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise. Any Original Warrants that are not exercised will remain outstanding and will allow for exercise by their holders at the original exercise price of $6.00 per share with respect to the May 2016 Warrant and $1.86 per share with respect to the October 2016 Warrant from the period that begins the day after the Expiration Date of the Offer to Exercise and ends on the original expiration date of the applicable Original Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Original Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Original Warrants who elects to exercise such holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of January 26, 2017, the Company had 10,845,566 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 7,753,567 shares of common stock. Assuming all Original Warrants are exercised, the Company’s outstanding shares of common stock would increase to 18,599,133 shares, with the shares issuable upon exercise of the Original Warrants representing 41.7% of the then outstanding shares of common stock. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”
Registration of the Exercise of the Original Warrants:
The Company has filed with the SEC, a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the exercise of the Original Warrants at $0.75 per share. This Post-Effective Amendment has not yet become effective. The shares of common stock underlying the Original Warrants may not be sold or exercised, nor may offers to buy or exercise be accepted, prior to the time the Post-Effective Amendment becomes effective. Such securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Company’s Chief Financial Officer at (720) 437-6580. The prospectus contains important information about the Original Warrants, as amended in the manner described in the Offer to Exercise, and the securities underlying such Warrants. The effectiveness of the Post-Effective Amendment is a condition to the Offer to Exercise.
Taxes:
We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. federal income tax Consequences” below for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Offer to Exercise.
Fees and Expenses:
The Company has retained VStock Transfer, LLC to act as Depositary Agent. The Company has also retained Joseph Gunnar & Co., LLC and Fordham Financial Management, Inc. (the “Warrant Solicitation Agents”) to act as its Warrant Solicitation Agents for the Offer to Exercise pursuant to a Engagement Agreement, attached as Exhibit (d)(5) to its Schedule TO filed with the SEC. The Warrant Solicitation Agents, in accordance with the terms of the Engagement Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. The Warrant Solicitation Agents will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Exercise. In addition, the Company has agreed to reimburse the Warrant Solicitation Agents for their reasonable out-of-pocket expenses and attorney’s fees, up to $25,000. The Company has agreed to indemnify the Warrant Solicitation Agents against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws. As of January 26, 2017, the Warrant Solicitation Agents and affiliates of the Warrant Solicitation Agents own an aggregate of approximately 0.2% of our outstanding common stock and on a beneficial ownership basis, inclusive of their warrants and options, approximately 4.7% of our common stock. The Warrant Solicitation Agents and affiliates of the Warrant Solicitation Agents own an aggregate of 510,825 warrants to purchase shares of the Company’s common stock that were issued as compensation for prior underwriting services provided in connection with the public offerings consummated on November 2, 2016 and May 6, 2016 (the “Agent Warrants”). The Company has agreed with the Warrant Solicitation Agents to reduce the exercise price of the Agent Warrants, which are currently exercisable at exercise prices of $6.00 and $1.86, to $0.75 for the remaining exercise period under the Agent Warrants. The Agent Warrants are not included in the Offer to Exercise.

The Company may also use the services of its officers and employees to solicit holders of the Original Warrants to participate in the Offer to Exercise without additional compensation.
Interests of Directors and Executive Officers:
Two of our directors and three of our executive officers hold Original Warrants and may participate in the Offer to Exercise on the same terms and conditions as the other holders of the Original Warrants. Each of these directors and officers has advised us that he or she intends to participate in the Offer to Exercise. There, however, is no binding commitment or agreement for such directors and officers to do so. Please see “Description of the Offer to Exercise — Section 17: Interests of Directors and Officers in the Offer to Exercise” below.
Historical and Pro Forma Financial Information and Other Financial Information:
The Company has included its financial statements for the fiscal years ended June 30, 2016 and 2015, and for the quarterly periods ended September 30, 2016 and 2015, in this Offer to Exercise as Annex A and Annex B to the Offering Materials. The Company has also included pro forma financial information reflecting the effect of the Offer to Exercise as Annex C to the Offering Materials. In addition, see “Description of the Offer to Exercise — Section 16: Historical and Pro Forma Financial Information and Other Financial Information Regarding the Company” below.

As of December 31, 2016, the Company had cash totaling approximately $5.3 million compared to approximately $8.1 million at June 30, 2016.
Additional Information:
The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.
Information Requests:
Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address:

VStock Transfer, LLC 18 Lafayette Place Woodmere, NY 11598 Attention: Joe Mele Telephone: (212) 828-8436 Email: dwac@vstocktransfer.com Facsimile: (646) 536-3179

You may request additional copies of this document and any of the Offering Materials from the Warrant Solicitation Agents. The Warrant Solicitation Agents may be reached at:

Joseph Gunnar & Co., LLC 30 Broad Street, 11th Floor New York, New York 10004 Telephone: (212) 440-9600 Email: prospectus@jgunnar.com

ABOUT THIS OFFER TO EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE WARRANT SOLICITATION AGENTS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD OF DIRECTORS APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before you elect to participate in the Offer to Exercise, you should carefully consider the following risks, together with the financial and other information contained in this Offer to Exercise. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should consider an investment in our securities.

Risks related to the Offer to Exercise.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Exercise.

Although our Board of Directors has approved the Offer to Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Exercise. We cannot assure you that the value of the shares issued upon exercise of the Orignal Warrants will in the future equal or exceed the exercise price per share of the Original Warrants. We do not take a position as to whether you ought to participate in the Offer to Exercise.

Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Exercise, the proceeds we receive from the exercise of warrants may be lower than currently anticipated.

We do not have any binding commitments from any of our warrant holders to participate in this Offer to Exercise and we cannot assure you that any of our warrant holders will participate in the Offer to Exercise with respect to all or any part of their Original Warrants. Two of our directors and three of our executive officers who collectively hold 895,416 Original Warrants have each advised us that he or she intends to participate in the Offer to Exercise and to exercise all of the Original Warrants issued to him or her. However, such indication is not binding, and our directors and executive officers are not legally obligated to do so. Therefore, there is no certainty that any shares will be purchased upon exercise of amended warrants pursuant to this Offer to Exercise and, accordingly, the proceeds we receive from the exercise of the warrants, if any, may be lower than currently anticipated.

Income tax consequences of participation in the Offer to Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the amended warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. Federal Income Tax Consequences.”

If you choose to participate in the Offer to Exercise, you will be required to exercise your Original Warrants for common stock, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Original Warrant.

If you choose to participate in the Offer to Exercise, you will be required to exercise your Original Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s common stock. In addition, you will be giving up the time value attributable to your Original Warrants by exercising the Original Warrants prior to the original expiration date of your Original Warrant.

We will have substantial discretion over the use of proceeds we receive from the exercise of Original Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Exercise. See “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Original Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Original Warrants in a manner other than as described in this Offer to Exercise.

Risks Related to Our Financial Condition and Capital Requirements

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern and may do so again in the future.

In their report accompanying our audited financial statements, our independent registered public accounting firm expressed substantial doubt as to our ability to continue as a going concern. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities or through bank financing. We believe our entry into the Purchase Agreement with Lincoln Park, pursuant to which, if we meet the conditions, we can require Lincoln Park to purchase up to $10.0 million of our common stock, can provide us with available capital, provided we can meet those conditions, of which there can be no assurance. However, our ability to continue as a going concern will depend on our ability to obtain additional financing. Additional capital may not be available on reasonable terms, or at all. If adequate financing is not available, we would be required to terminate or significantly curtail our operations, or enter into arrangements with collaborative partners or others that may require us to relinquish rights to certain aspects of our products or product candidates, or potential markets that we would not otherwise relinquish. If we are unable to raise additional capital, our business would be jeopardized and we may not be able to continue operations.

We have a limited operating history, have incurred losses, and can give no assurance of profitability.

We are a commercial-stage healthcare company with a limited operating history. Prior to implementing our commercial strategy in the fourth calendar quarter of 2015, we did not have a focus on profitability. As a result, we have not generated substantial revenue to date and are not profitable, and have incurred losses in each year since our inception. Our net loss for the years ended June 30, 2016 and 2015 was $28.2 million and $7.7 million, respectively. We have not demonstrated the ability to be a profit-generating enterprise to date, and without significant financing, there is substantial doubt about our ability to continue as a going concern. We expect to incur substantial losses for the foreseeable future. Our ability to generate significant revenue is uncertain, and we may never achieve profitability. We have a very limited operating history on which investors can evaluate our potential for future success. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage healthcare businesses, many of which will be beyond our control. These risks include the following:

•	uncertain market acceptance of our products and product candidates;
•	U.S. regulatory approval of our products and product candidates;
•	foreign regulatory approval of our products and product candidates;
•	lack of sufficient capital;
•	unanticipated problems, delays, and expense relating to product development and implementation;
•	lack of sufficient intellectual property;
•	competition; and
•	technological changes.

As a result of our limited operating history, and the increasingly competitive nature of the markets in which we compete, our historical financial data, which, prior to April 16, 2015, consists of allocations of expenses from Ampio, is of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectations concerning future operations, which is difficult to forecast accurately based on our limited operating history and the recentness of the acquisition of our products ProstaScint, Primsol and Natesto. We may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

We have not received any substantial revenues from the commercialization of our current products to date and might not receive significant revenues from the commercialization of our current products or our product candidates in the near term. Even though ProstaScint and Primsol are each an approved drug that we are marketing, we only acquired ProstaScint in May 2015 and Primsol in October 2015 and have limited experience on which to base the revenue we could expect to receive from their sales. We acquired Natesto in April 2016 and launched it in July 2016 and consequently have no meaningful experience on which to base expected revenue from Natesto. To obtain revenues from our products and product candidates, we must succeed, either alone or with others, in a range of challenging activities, including expanding markets for our existing products and completing clinical trials of our product candidates, obtaining positive results from those clinical trials, achieving marketing approval for those product candidates, manufacturing, marketing and selling our existing products and those products for which we, or our collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We, and our collaborators, if any, may never succeed in these activities and, even if we do, or one of our collaborators does, we may never generate revenues that are sufficient enough for us to achieve profitability.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain necessary capital when needed may force us to delay, limit or terminate our product expansion and development efforts or other operations.

We are expending resources to expand the market for Natesto, ProstaScint and Primsol, none of which might be as successful as we anticipate or at all and all of which might take longer and be more expensive to market than we anticipate. We also are currently advancing our product candidates through clinical development. Developing product candidates is expensive, lengthy and risky, and we expect to incur research and development expenses in connection with our ongoing clinical development activities with the MiOXSYS System. As of September 30, 2016, our cash and cash equivalents were $2.7 million available to fund our operations offset by an aggregate $8.2 million in accounts payable and accrued liabilities and the Natesto payable. In November 2016, we conducted a public offering of our common stock and warrants from which we received net cash proceeds of approximately $7.6 million. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to continue the expansion of marketing efforts for Natesto, ProstaScint and Primsol and to obtain regulatory approval for, and to commercialize, our current product candidate, the MiOXSYS System. Raising funds in the current economic environment, as well our lack of operating history, may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. We intend to rely on the Tender Offer and the purchase agreement (the “Purchase Agreement”) we entered into with Lincoln Park Capital Fund, LLC in July 2016 for our capital needs, as well as the sale of the Acerus stock that we hold through a stock purchase agreement we entered in April 2016 including further commercialization of our currently approved products. If the Tender Offer were not successful and if we were unable to access a portion or the full amount of the Purchase Agreement and secure funds from the sale of Acerus stock, in the absence of any other financing sources, it would have a material adverse impact on our operations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand any existing product or develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be unable to expand the market for Natesto, ProstaScint or Primsol and/or be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of our current product candidate, the MiOXSYS system, or any future product candidate or expand our operations generally or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If we do not obtain the capital necessary to fund our operations, we will be unable to successfully expand the commercialization of Natesto, ProstaScint and Primsol and to develop, obtain regulatory approval of, and commercialize, our current product candidate, the MiOXSYS System.

The expansion of marketing and commercialization activities for our existing products and the development of pharmaceutical products, medical diagnostics and medical devices is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	the costs, progress and timing of our efforts to expand the marketing of Natesto, ProstaScint and Primsol;
•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;
•	the costs of securing manufacturing arrangements for commercial production;
•	the scope, prioritization and number of our research and development programs;
•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;
•	the costs of establishing, expanding or contracting for sales and marketing capabilities for any existing products and if we obtain regulatory clearances to market our current product candidate, the MiOXSYS system;
•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any; and
•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights.

If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our commercialization efforts or our technologies, research or development programs.

We may not be able to access the full amounts available under the Lincoln Park Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

We intend to rely on the purchase agreement (the “Purchase Agreement”) we entered into with Lincoln Park Capital Fund, LLC (“Lincoln Park”) in July 2016 for our near-term capital needs, including further commercialization of our currently approved products. After selling $500,000 of common stock on the day we executed the Purchase Agreement, pursuant to the terms of the Purchase Agreement, we may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock over a 36-month period. Thereafter, on any trading day selected by us, we may sell shares of common stock to Lincoln Park in amounts up to 10,000 shares per regular sale (Regular Purchases), which may be increased to up to 20,000 shares depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $10,000,000. If the market price of our common stock is not below $7.00 per share on the purchase date, then the Regular Purchase amount may be increased to 15,000 shares. If the market price is not below $9.00 per share on the purchase date, then the Regular Purchase amount may be increased to 20,000 shares. Although there are no upper limits on the per share price Lincoln Park may pay to purchase our common stock, the Company may not sell more than $500,000 in shares of common stock to Lincoln Park per any individual Regular Purchase.

In addition to Regular Purchases, we may in our sole discretion direct Lincoln Park on each purchase date to make “accelerated purchases” on the following business day up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date and (ii) 95% of the accelerated purchase date’s volume weighted average price. We cannot submit an accelerated purchase notice if the stock price is below $3.00.

The purchase price of the shares related to the Purchase Agreement will be based on the prevailing market prices of the Company’s shares of common stock, which shall be equal to the lesser of the lowest sale price of the common shares during the purchase date and the average of the three lowest closing sale prices of the common shares during the ten business days prior to the purchase date without any fixed discount.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $10,000,000 over the term of the Purchase Agreement. Our inability to access a portion or the full amount of the Purchase Agreement, in the absence of any other financing sources, would have a material adverse impact on our operations.

Our investment in Acerus Pharmaceuticals Corporation could decline in value.

On April 28, 2016, we purchased approximately $2.0 million worth of shares of common stock of Acerus Pharmaceutics Corporation as a condition to our licensing of Natesto. The per share purchase price was Cdn. $0.207. Acerus common stock is traded on the Toronto Stock Exchange under the symbol “ASP.” On January 26, 2017, the closing price per share was $0.13. During the time that we own these shares, there can be no assurance that the value of that stock will not decline and we could lose our entire investment in that stock. We can sell some or all of these shares to help offset future operating expenses.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as private companies during the majority of fiscal 2015. In addition, the rules and regulations of the SEC and any national securities exchange to which we may be subject in the future impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will need to comply. Further, we will continue to be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Based on currently available information and assumptions, we estimate that we will incur up to approximately $0.5 million in expenses on an annual basis as a direct result of the requirements of being a publicly traded company. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management conducted an assessment of the effectiveness of our internal control over financial reporting for the year ended June 30, 2016, and concluded that such control was effective.

However, if in the future we were to conclude that our internal control over financial reporting were not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. As a consequence, we may not be able to complete any necessary remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act. Also, there can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal control over financial reporting or if our independent auditors are unwilling or unable to provide us, when required, with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to obtain listing on a securities exchange such as the NYSE MKT.

Risks Related to Product Development, Regulatory Approval and Commercialization

Natesto, ProstaScint and Primsol may prove to be difficult to effectively commercialize as planned.

Various commercial, regulatory, and manufacturing factors may impact our ability to maintain or grow revenues from sales of Natesto, ProstaScint and Primsol. Specifically, we may encounter difficulty by virtue of:

•	our inability to secure continuing prescribing of any of these products by current or previous users of the product;
•	our inability to effectively transfer and scale manufacturing as needed to maintain an adequate commercial supply of these products;
•	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of Natesto, ProstaScint or Primsol; and
•	our inability to effectively identify and align with commercial partners outside the United States, or the inability of those selected partners to gain the required regulatory, reimbursement, and other approvals needed to enable commercial success of ProstaScint or Primsol.

We have limited experience selling our current products as they have been acquired from another company or are newly approved for sale. As a result, we may be unable to successfully commercialize our products and product candidates.

Despite our management’s extensive experience in launching and managing commercial-stage healthcare companies, we have limited marketing, sales and distribution experience with our current products. Our ability to achieve profitability depends on attracting and retaining customers for our current products, and building brand loyalty for Natesto, ProstaScint and Primsol. To successfully perform sales, marketing, distribution and customer support functions, we will face a number of risks, including:

•	our ability to attract and retain skilled support team, marketing staff and sales force necessary to increase the market for our approved products and to maintain market acceptance for our product candidates;
•	the ability of our sales and marketing team to identify and penetrate the potential customer base; and
•	the difficulty of establishing brand recognition and loyalty for our products.

In addition, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. If we do seek to enter into these arrangements, we may not be successful in attracting desirable sales and distribution partners, or we may not be able to enter into these arrangements on favorable terms, or at all. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our currently approved products may not achieve increased market acceptance and our product candidates may not gain market acceptance, which would materially impact our business and operations.

We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our current or future product candidates.

We may not be able to develop our current or any future product candidates. Our product candidates will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence commercialization. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

We are not permitted to market a product in the U.S. until we receive approval of a New Drug Application, or an NDA, for that product from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

•	we may not be able to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;
•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;
•	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;
•	the FDA may require that we conduct additional clinical trials;
•	the FDA may not approve the formulation, labeling or specifications of any product candidate;
•	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;
•	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;
•	the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials;
•	the FDA may not accept data generated at our clinical trial sites;
•	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;
•	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;

•	the FDA may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or
•	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which we may seek approval for any of our product candidates.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any product candidate. Moreover, because a substantial portion of our business is or may be dependent upon our product candidates, any such setback in our pursuit of initial or additional regulatory approval would have a material adverse effect on our business and prospects.

If we fail to successfully acquire new products, we may lose market position.

Acquiring new products is an important factor in our planned sales growth, including products that already have been developed and found market acceptance. If we fail to identify existing or emerging consumer markets and trends and to acquire new products, we will not develop a strong revenue source to help pay for our development activities as well as possible acquisitions. This failure would delay implementation of our business plan, which could have a negative adverse effect on our business and prospects.

If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

We may enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture our products and product candidates. If we are able to identify and reach an agreement with one or more collaborators, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. The current economic environment may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize our products or product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

•	collaborators may not have sufficient resources or may decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;
•	collaborators may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;
•	collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;
•	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;
•	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals;
•	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing their own or another party’s product candidate; or
•	collaborators may decide to terminate or not to renew the collaboration for these or other reasons.

As a result, collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. For example, our former collaborator that licensed Zertane conducted clinical trials which we believe demonstrated efficacy in treating PE, but the collaborator undertook a merger that we believe altered its strategic focus and thereafter terminated the collaboration agreement. The Merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat premature ejaculation in certain European markets.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our products or product candidates and may not generate meaningful revenues.

We or our strategic partners may choose not to continue an existing product or choose not to develop a product candidate at any time during development, which would reduce or eliminate our potential return on investment for that product.

At any time and for any reason, we or our strategic partners may decide to discontinue the development or commercialization of a product or product candidate. If we terminate a program in which we have invested significant resources, we will reduce the return, or not receive any return, on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. If one of our strategic partners terminates a program, we will not receive any future milestone payments or royalties relating to that program under our agreement with that party.

Our pre-commercial product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we or our collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug or biologic, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for that product candidate and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business, prospects and financial condition and on the value of our common stock.

In connection with clinical testing and trials, we face a number of risks, including:

•	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;
•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;
•	the results may not confirm the positive results of earlier testing or trials; and
•	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of the product candidate.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell products derived from our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs and biologics in development in the United States and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business, prospects and financial condition will be materially harmed.

Delays, suspensions and terminations in any clinical trial we undertake could result in increased costs to us and delay or prevent our ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. Should we undertake the development of a pharmaceutical product candidate, we would expect the necessary clinical trials to take up to 24 months to complete, but the completion of trials for any product candidates may be delayed for a variety of reasons, including delays in:

•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;
•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;
•	validating test methods to support quality testing of the drug substance and drug product;
•	obtaining sufficient quantities of the drug substance or device ports;
•	manufacturing sufficient quantities of a product candidate;
•	obtaining approval of an IND from the FDA;
•	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;
•	determining dosing and clinical design and making related adjustments; and
•	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

•	lack of effectiveness of product candidates during clinical trials;
•	adverse events, safety issues or side effects relating to the product candidates or their formulation or design;
•	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;
•	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;
•	our inability to enter into collaborations relating to the development and commercialization of our product candidates;
•	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;
•	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;
•	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;

•	failure of our collaborators to advance our product candidates through clinical development;
•	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;
•	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;
•	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and
•	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of an NDA for a product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

•	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and
•	diminishment of any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

•	diminishment of any competitive advantages that such product candidates may have or attain;
•	delays or termination in clinical trials or commercialization;
•	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;
•	product recalls or seizures;
•	suspension of manufacturing;
•	withdrawals of previously approved marketing applications; and
•	fines, civil penalties, and criminal prosecutions.

The medical device regulatory clearance or approval process is expensive, time consuming and uncertain, and the failure to obtain and maintain required clearances or approvals could prevent us from broadly commercializing the MiOXSYS System for clinical use.

The MiOXSYS System is subject to 510(k) clearance by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE marking required by certain foreign governmental entities prior to its marketing outside the United States. In addition, any changes or modifications to a device that has received regulatory clearance or approval that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, may require the submission of a new application for 510(k) clearance, pre-market approval, or foreign regulatory approvals. The 510(k) clearance and pre-market approval processes, as well as the process of obtaining foreign approvals, can be expensive, time consuming and uncertain. It generally takes from four to twelve months from submission to obtain 510(k) clearance, and from one to three years from submission to obtain pre-market approval; however, it may take longer, and 510(k) clearance or pre-market approval may never be obtained. We have limited experience in filing FDA applications for 510(k) clearance and pre-market approval. In addition, we are required to continue to comply with applicable FDA and other regulatory requirements even after obtaining clearance or approval. There can be no assurance that we will obtain or maintain any required clearance or approval on a timely basis, or at all.

Any failure to obtain or any material delay in obtaining FDA clearance or any failure to maintain compliance with FDA regulatory requirements could harm our business, financial condition and results of operations.

The approval process for pharmaceutical and medical device products outside the United States varies among countries and may limit our ability to develop, manufacture and sell our products internationally. Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approval for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approval. With respect to marketing authorizations in Europe, we will be required to submit a European Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if we, or our collaborators, obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we or they market our products, which could materially impair our ability to generate revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with boxed warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators expect to continue to expend time, money and effort in all areas of regulatory compliance.

Any of our products and product candidates for which we, or our collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and we, and our collaborators, may be subject to substantial penalties if we, or they, fail to comply with regulatory requirements or if we, or they, experience unanticipated problems with our products following approval.

Any of our approved products and product candidates for which we, or our collaborators, obtain marketing approval, as well as the manufacturing processes, post approval studies and measures, labeling, advertising and promotional activities for such products, among other things, are or will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug or biological product outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed, and our business will be harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the initiation or completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of such milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;
•	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;
•	our receipt of approvals from the FDA and other regulatory agencies and the timing thereof;
•	other actions, decisions or rules issued by regulators;
•	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;
•	the efforts of our collaborators with respect to the commercialization of our products; and
•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business, prospects and results of operations may be harmed.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, contract research organizations, contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

•	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;
•	we replace a third party; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

Even if collaborators with which we contract in the future successfully complete clinical trials of our product candidates, those product candidates may not be commercialized successfully for other reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

•	failure to receive regulatory clearances required to market them as drugs;
•	being subject to proprietary rights held by others;
•	being difficult or expensive to manufacture on a commercial scale;
•	having adverse side effects that make their use less desirable; or
•	failing to compete effectively with products or treatments commercialized by competitors.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we have engaged for our current approved products are, and any future third-party manufacturer will be, required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;
•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;
•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

We compete with companies that design, manufacture and market already-existing and new urology products. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and/or our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable. Our ability to compete successfully will depend largely on our ability to:

•	expand the market for our approved products, especially Natesto, ProstaScint and Primsol;
•	successfully commercialize our product candidates alone or with commercial partners;
•	discover and develop product candidates that are superior to other products in the market;
•	obtain required regulatory approvals;
•	attract and retain qualified personnel; and
•	obtain patent and/or other proprietary protection for our product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make our products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before us. Other companies are or may become engaged in the discovery of compounds that may compete with the product candidates we are developing.

Natesto competes in a large, growing market. The U.S. prescription testosterone market is comprised primarily of topically applied treatments in the form of gels, solutions, and patches. Testopel® and Aveed®, injectable products typically implanted directly under the skin by a physician, are also FDA-approved. AndroGel is the market-leading TRT and is marketed by AbbVie.

For the MiOXSYS System and ProstaScint, we compete with companies that design, manufacture and market already existing and new in-vitro diagnostics and diagnostic imaging systems and radio-imaging agents for cancer detection. Additionally, with respect to Primsol, we compete with numerous companies who produce antimicrobial treatments for various pathogens inclusive of products containing trimethoprim as contained in Primsol. There are any number of antibiotics available on the market that could compete with Primsol. Even though Primsol is the only FDA-approved liquid formulation of trimethoprim, an antibiotic that is well established in current guidelines for treating UTIs, we may not be able to effectively compete with these existing antibiotics.

We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable.

Any new product we develop or commercialize that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

•	our or our collaborators’ ability to set a price we believe is fair for our approved products;
•	our ability to generate revenue from our approved products and achieve profitability; and
•	the availability of capital.

The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act, or the Health Care Reconciliation Act, are expected to significantly impact the provision of, and payment for, health care in the United States. Various provisions of these laws have only recently taken effect or have yet to take effect, and are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Amendments to the PPACA and/or the Health Care Reconciliation Act, as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and medical devices and reduce demand and prices for our products and product candidates, if approved. This could harm our or our collaborators’ ability to market any approved products and generate revenues. As we expect to receive significant revenues from reimbursement of our Natesto, ProstaScint and Primsol products by commercial third-party payors and government payors, cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of our products and product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses. In addition, in certain foreign markets, the pricing of prescription drugs and devices is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for us to sell any approved product at a price acceptable to us or any of our future collaborators.

In addition, in some foreign countries, the proposed pricing for a drug or medical device must be approved before it may be lawfully marketed. The requirements governing pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. A member state may require that physicians prescribe the generic version of a drug instead of our approved branded product. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products or product candidates. Historically, pharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices.

Our financial results will depend on the acceptance among hospitals, third-party payors and the medical community of our products and product candidates.

Our future success depends on the acceptance by our target customers, third-party payors and the medical community that our products and product candidates are reliable, safe and cost-effective. Many factors may affect the market acceptance and commercial success of our products and product candidates, including:

•	our ability to convince our potential customers of the advantages and economic value our products and product candidates over existing technologies and products;
•	the relative convenience and ease of our products and product candidates over existing technologies and products;
•	the introduction of new technologies and competing products that may make our products and product candidates less attractive for our target customers;
•	our success in training medical personnel on the proper use of our products and product candidates;
•	the willingness of third-party payors to reimburse our target customers that adopt our products and product candidates;
•	the acceptance in the medical community of our products and product candidates;
•	the extent and success of our marketing and sales efforts; and
•	general economic conditions.

If third-party payors do not reimburse our customers for the products we sell or if reimbursement levels are set too low for us to sell one or more of our products at a profit, our ability to sell those products and our results of operations will be harmed.

While Natesto, ProstaScint and Primsol are already FDA-approved and generating revenues in the U.S., they may not receive, or continue to receive, physician or hospital acceptance, or they may not maintain adequate reimbursement from third party payors. Additionally, even if one of our product candidates is approved and reaches the market, the product may not achieve physician or hospital acceptance, or it may not obtain adequate reimbursement from third party payors. We expect to sell our Primsol products and possibly other product candidates to target customers substantially all of whom receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid, other domestic and foreign government programs, private insurance plans and managed care programs. Reimbursement decisions by particular third-party payors depend upon a number of factors, including each third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;
•	appropriate and medically necessary for the specific indication;
•	cost effective; and
•	neither experimental nor investigational.

Third-party payors may deny reimbursement for covered products if they determine that a medical product was not used in accordance with cost-effective diagnosis methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental.

Obtaining coverage and reimbursement approval for a product from each government or third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our potential product to each government or third-party payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. In addition, eligibility for coverage does not imply that any product will be covered and reimbursed in all cases or reimbursed at a rate that allows our potential customers to make a profit or even cover their costs.

Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and reimbursement available for any product or product candidate, which in turn, could negatively impact pricing. If our customers are not adequately reimbursed for our products, they may reduce or discontinue purchases of our products, which would result in a significant shortfall in achieving revenue expectations and negatively impact our business, prospects and financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce our products.

As part of the acquisition of ProstaScint from Jazz Pharmaceuticals, we terminated the relationship with the third-party manufacturer of ProstaScint. We have initiated the process of transferring the manufacturing to Biovest International, which we believe is a qualified manufacturer and with whom we have entered into a Master Services Agreement. In the event that this manufacturing transfer does not occur by the time our current inventory expires, we may not be able to supply sufficient quantities and on a timely basis, while maintaining product quality, acceptable manufacturing costs and complying with regulatory requirements, such as quality system regulations. In addition, we expect to engage third parties to manufacture components of the MiOXSYS and RedoxSYS systems. We have an agreement for supplies of Natesto with Acerus, from whom we license Natesto, and have entered into a supply agreement for Primsol with the same manufacturer used by FSC Laboratories, from whom we purchased Primsol. For any future product, we expect to use third-party manufacturers because we do not have our own manufacturing capabilities. In determining the required quantities of any product and the manufacturing schedule, we must make significant judgments and estimates based on inventory levels, current market trends and other related factors. Because of the inherent nature of estimates and our limited experience in marketing our current products, there could be significant differences between our estimates and the actual amounts of product we require. If we do not effectively maintain our supply agreements for Natesto and Primsol, we will face difficulty finding replacement suppliers, which could harm sales of those products. If we do not effectively transition sites with our manufacturing and development partners to enable to production scale of ProstaScint, or if we do not secure collaborations with manufacturing and development partners to enable production to scale of the MiOXSYS system, we may not be successful in selling ProstaScint or in commercializing the MiOXSYS system in the event we receive regulatory approval of the MiOXSYS System. If we fail in similar endeavors for future products, we may not be successful in establishing or continuing the commercialization of our products and product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured these components ourselves, including:

•	reliance on third parties for regulatory compliance and quality assurance;
•	possible breaches of manufacturing agreements by the third parties because of factors beyond our control;
•	possible regulatory violations or manufacturing problems experienced by our suppliers; and
•	possible termination or non-renewal of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us.

Further, if we are unable to secure the needed financing to fund our internal operations, we may not have adequate resources required to effectively and rapidly transition our third party manufacturing. We may not be able to meet the demand for our products if one or more of any third-party manufacturers is unable to supply us with the necessary components that meet our specifications. It may be difficult to find alternate suppliers for any of our products or product candidates in a timely manner and on terms acceptable to us.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we engage are required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices. The FDA enforces the QSR through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;

•	injunctions or the imposition of civil penalties;
•	recall or seizure of the product in question;
•	total or partial suspension of production or distribution;
•	the FDA’s refusal to grant pending future clearance or pre-market approval;
•	withdrawal or suspension of marketing clearances or approvals;
•	clinical holds;
•	warning letters;
•	refusal to permit the export of the product in question; and
•	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our products and product candidates in foreign markets for which we intend to primarily rely on collaboration with third parties. If we commercialize our products or product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

•	our inability to directly control commercial activities because we are relying on third parties;
•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
•	import or export licensing requirements;
•	longer accounts receivable collection times;
•	longer lead times for shipping;
•	language barriers for technical training;
•	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to our products;
•	foreign currency exchange rate fluctuations;
•	our customers’ ability to obtain reimbursement for our products in foreign markets; and
•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our products or product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We are subject to various regulations pertaining to the marketing of our approved products.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products, including inducements to potential patients to request our products and services. Additionally, any product promotion educational activities, support of continuing medical education programs, and other interactions with health-care professionals must be conducted in a manner consistent with the FDA regulations and the Anti-Kickback Statute. The Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Violations of the Anti-Kickback Statute can also carry potential federal False Claims Act liability. Additionally, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third party payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. These and any new regulations or requirements may be difficult and expensive for us to comply with, may adversely impact the marketing of our existing products or delay introduction of our product candidates, which may have a material adverse effect on our business, operating results and financial condition.

Our products and product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, if a product candidate receives marketing approval and we or others identify undesirable side effects caused by the product after the approval, or if drug abuse is determined to be a significant problem with an approved product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw or limit their approval of the product;
•	regulatory authorities may require the addition of labeling statements, such as a “Black Box warning” or a contraindication;
•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;
•	we may decide to remove the product from the marketplace;
•	we could be sued and held liable for injury caused to individuals exposed to or taking the product; and
•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing an affected product or product candidates and significantly impact our ability to successfully commercialize or maintain sales of our product or product candidates and generate revenues.

Nates to contains, and future our other product candidates may contain, controlled substances, the manufacture, use, sale, importation, exportation, prescribing and distribution of which are subject to regulation by the DEA.

Natesto, which is approved by the FDA, is regulated by the DEA as a Schedule III controlled substance. Before any commercialization of any product candidate that contains a controlled substance, the DEA will need to determine the controlled substance schedule, taking into account the recommendation of the FDA. This may be a lengthy process that could delay our marketing of a product candidate and could potentially diminish any regulatory exclusivity periods for which we may be eligible. Natesto is, and our other product candidates may, if approved, be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970, or CSA, and the implementing regulations of the DEA, which establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. These requirements are applicable to us, to our third-party manufacturers and to distributors, prescribers and dispensers of our product candidates. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. A number of states and foreign countries also independently regulate these drugs as controlled substances.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances.

Natesto is regulated by the DEA as a Schedule III controlled substance. Consequently, the manufacturing, shipping, storing, selling and using of the products will be subject to a high degree of regulation. Also, distribution, prescribing and dispensing of these drugs are highly regulated.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule.

Because of their restrictive nature, these laws and regulations could limit commercialization of our product candidates containing controlled substances. Failure to comply with these laws and regulations could also result in withdrawal of our DEA registrations, disruption in manufacturing and distribution activities, consent decrees, criminal and civil penalties and state actions, among other consequences.

If testosterone replacement therapies are found, or are perceived, to create health risks, our ability to sell Natesto could be materially adversely affected and our business could be harmed.

Recent publications have suggested potential health risks associated with testosterone replacement therapy, such as increased cardiovascular disease risk, including increased risk of heart attack or stroke, fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, including prostate cancer, and the suppression of sperm production. Prompted by these events, the FDA held a T-class Advisory Committee meeting on September 17, 2014 to discuss this topic further. The FDA has also asked health care professionals and patients to report side effects involving prescription testosterone products to the agency.

At the T-class Advisory Committee meeting held on September 17, 2014, the Advisory Committee discussed (i) the identification of the appropriate patient population for whom testosterone replacement therapy should be indicated and (ii) the potential risk of major adverse cardiovascular events, defined as non-fatal stroke, non-fatal myocardial infarction and cardiovascular death associated with testosterone replacement therapy.

At the meeting, the Advisory Committee voted that the FDA should require sponsors of testosterone products to conduct a post marketing study (e.g. observational study or controlled clinical trial) to further assess the potential cardiovascular risk.

It is possible that the FDA’s evaluation of this topic and further studies on the effects of testosterone replacement therapies could demonstrate the risk of major adverse cardiovascular events or other health risks or could impose requirements that impact the marketing and sale of Natesto, including:

•	mandate that certain warnings or precautions be included in our product labeling;
•	require that our product carry a “black box warning”; and
•	limit use of Natesto to certain populations, such as men without specified conditions.

Demonstrated testosterone replacement therapy safety risks, as well as negative publicity about the risks of hormone replacement therapy, including testosterone replacement, could hurt sales of and impair our ability to successfully relaunch Natesto, which could have a materially adverse impact on our business.

FDA action regarding testosterone replacement therapies could add to the cost of producing and marketing Natesto.

The FDA is requiring post-marketing safety studies for all testosterone replacement therapies approved in the U.S. to assess long-term cardiovascular events related to testosterone use. Depending on the total cost and structure of the FDA’s proposed safety studies there may be a substantial cost associated with conducting these studies. Pursuant to our license agreement with Acerus Pharmaceuticals is, Acerus is obligated to reimburse us for the entire cost of any studies required for Natesto by the FDA. However, in the event that Acerus is not able to reimburse us for the cost of any required safety studies, we may be forced to incur this cost, which could have a material adverse impact on our business and results of operations.

Our approved products may not be accepted by physicians, patients, or the medical community in general.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing medicines or treatments. We cannot predict the degree of market acceptance of any of our approved products, which will depend on a number of factors, including, but not limited to:

•	the efficacy and safety of the product;
•	the approved labeling for the product and any required warnings;
•	the advantages and disadvantages of the product compared to alternative treatments;
•	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;
•	the reimbursement policies of government and third-party payors pertaining to the product; and
•	the market price of our product relative to competing treatments.

We may use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Intellectual Property Risks Related to Our Business

Our ability to compete may decline if we do not adequately protect our proprietary rights or if we are barred by the patent rights of others.

Our commercial success depends on obtaining and maintaining proprietary rights to our products and product candidates as well as successfully defending these rights against third-party challenges. We will only be able to protect our products and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our products and product candidates is uncertain due to a number of factors, including that:

•	we may not have been the first to make the inventions covered by pending patent applications or issued patents;
•	we may not have been the first to file patent applications for our products and product candidates;
•	others may independently develop identical, similar or alternative products, compositions or devices and uses thereof;
•	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;
•	any or all of our pending patent applications may not result in issued patents;
•	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;
•	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;
•	our compositions, devices and methods may not be patentable;
•	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or
•	others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our products and product candidates, we may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds, therapeutic products, diagnostic devices, and some of these relate to our products and product candidates. These could materially affect our ability to sell our products and develop our product candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our products and product candidates may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business, prospects, financial condition and results of operations.

Pharmaceutical and medical device patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and medical device companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products and product candidates without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our products and product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

From time to time, the United States Supreme Court, other federal courts, the United States Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of discovery and development of therapies and medical devices, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for us to stop the infringement of some of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Third parties may assert ownership or commercial rights to inventions we develop.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have or expect to have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator’s materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator’s samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We might employ individuals who were previously employed at universities or other biopharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in the pharmaceutical and medical device industries regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our products or product candidates infringe the intellectual property rights of others. If our development and commercialization activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from using the patented drugs, compositions or devices. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and stock price. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell products; or
•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business, prospects and financial condition. As a result, we could be prevented from commercializing our products and product candidates.

Risks Related to Our Organization, Structure and Operation

We intend to acquire, through asset purchases or in-licensing, businesses or products, or form strategic alliances, in the future, and we may not realize the intended benefits of such acquisitions or alliances.

We intend to acquire, through asset purchases or in-licensing, additional businesses or products, form strategic alliances and/or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses or assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses or assets if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition or alliance, we will achieve the expected synergies to justify the transaction. These risks apply to our acquisition of ProstaScint in May 2015, Primsol in October 2015 and Natesto in April 2016.

In fiscal 2016 and 2015, the great majority of our net revenue and gross accounts receivable were due to one significant customer, the loss of which could materially and adversely affect our results of operations.

During fiscal 2016 and fiscal 2015, one customer accounted for 86% and 83%, respectively, of our net revenue. At June 30, 2016 and 2015, this same customer accounted for 69% and 99%, respectively, of our gross accounts receivable. Although we expect to increase revenue and not be as reliant on this one customer, at least for fiscal 2017, and perhaps beyond, the loss of this customer could have a material adverse effect on our results of operations.

Our ability to operate our business effectively may suffer if we or Ampio terminate our services agreement, or if we are unable to establish on a cost-effective basis our own administrative and other support functions in order to operate as a stand-alone company after the expiration or termination of our services agreement with Ampio.

Prior to the Merger, we relied on administrative and other resources of Ampio to operate our business. We have entered into a services agreement to retain the ability for specified periods to use certain Ampio resources. We may elect to continue this agreement for an indefinite period of time. Any decision by us to terminate this agreement would be approved by disinterested members of our management and board of directors under our procedures regarding related party transactions. After the termination of this agreement, we will need to create our own administrative and other support systems or contract with third parties to replace Ampio’s services. These services may not be provided at the same level, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and if our agreement with Ampio is terminated, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with Ampio. Any failure or significant downtime in our own administrative systems or in Ampio’s administrative systems during the transitional period could result in unexpected costs, impact our results or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of December 31, 2016, we had 49 full-time employees, and in connection with being a public company, we expect to continue to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the planned expanded commercialization of our approved products and the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to expand the market for our approved products and develop our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We depend on key personnel and attracting qualified management personnel and our business could be harmed if we lose personnel and cannot attract new personnel.

Our success depends to a significant degree upon the technical and management skills of our officers and key personnel. Although our executive officers Joshua and Jarrett Disbrow and Jonathan McGrael have employment agreements, the existence of an employment agreement does not guarantee the retention of the executive officer for any period of time, and each agreement obligates us to pay the officer lump sum severance (two years’ for Messrs. Disbrow and six months’ for Mr. McGrael) if we terminate him without cause, as defined in the agreement, which could hurt our liquidity. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our product candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical and medical device products. Side effects of, or manufacturing defects in, products that we develop and commercialized could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

Although we maintain general liability, clinical trial liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims could prevent or inhibit the commercial production and sale of any of our products and product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

In order to satisfy our obligations as a public company, we may need to hire additional qualified accounting and financial personnel with appropriate public company experience in the event that we no longer utilize the finance and administrative functions of Ampio.

As a public company, we must establish and maintain effective disclosure and financial controls. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our product candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We are upgrading our enterprise resource planning system and may experience difficulties with the upgrade or after its full implementation.

As a result of the growth of our business, we needed to upgrade our enterprise resource planning, or ERP, system, which upgrade we began in July 2016. Our ERP system is critical to our ability to accurately maintain books and records, keep track of product inventory, marketing and sales, and prepare our financial statements. The implementation of the new ERP system will require additional investment of significant financial and human resources. In addition, we may not be able to successfully complete the full implementation of the ERP system without experiencing difficulties. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could adversely affect our ability to monitor our business and prepare our financial statements on an accurate and timely basis.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of June 30, 2016, we had federal net operating loss carryforwards of approximately $24.8 million. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2032 and will completely expire in 2035. Under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including, without limitation, the consolidated income tax return regulations, various corporate changes could limit our ability to use our net operating loss carryforwards and other tax attributes (such as research tax credits) to offset our income. Because Ampio’s equity ownership interest in our company fell to below 80% in January 2016, we will be deconsolidated from Ampio’s consolidated federal income tax group. As a result, certain of our net operating loss carryforwards may not be available to us and we may not be able to use them to offset our U.S. federal taxable income. As a consequence of the deconsolidation, it is possible that certain other tax attributes and benefits resulting from U.S. federal income tax consolidation may no longer be available to us. Our company and Ampio do not have a tax sharing agreement that could mitigate the loss of net operating losses and other tax attributes resulting from the deconsolidation or our incurrence of liability for the taxes of other members of the consolidated group by reason of the joint and several liability of group members. In addition to the deconsolidation risk, an “ownership change” (generally a 50% change (by value) in equity ownership over a three year period) under Section 382 of the Code could limit our ability to offset, post-change, our U.S. federal taxable income. Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carryforwards and certain recognized built-in losses. Either the deconsolidation or the ownership change scenario could result in increased future tax liability to us.

Our historical financial information as a business conducted by Ampio may not be representative of our results as an independent public company.

The historical financial information included herein does not necessarily reflect what our financial position, operating results or cash flows would have been had we been an independent entity during the year ended June 30, 2015. The historical costs and expenses reflected in our financial statements include amounts for certain corporate functions historically provided by Ampio, including costs of finance and other administrative services, and income taxes. These expense allocations were developed on the basis of what we and Ampio considered to be reasonable prices for the utilization of services provided or the benefits received by us. The historical financial information in our audited financial statements may not be indicative of what our results of operations, financial position, changes in equity and cash flows would have been had we been a separate stand-alone entity during the periods presented or will be in the future. We have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Ampio, including changes in our employee base, changes in our tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company, such as compliance costs, nor have we made offsetting adjustments to reflect the benefits of this offering, as these factors are presently difficult to quantify. These same risks will apply to the financial information of any business we acquire when it is included in our financial statements.

Risks Related to Securities Markets and Investment in our Securities

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that we will maintain an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

Our ability to uplist our common stock to the NYSE MKT or NASDAQ is subject to us meeting applicable listing criteria.

We intend to apply for our common stock to be listed on the NYSE MKT or NASDAQ, each, a national securities exchange. Each exchange requires companies desiring to list their common stock to meet certain listing criteria including total number of stockholders; minimum stock price, total value of public float, and in some cases total shareholders’ equity and market capitalization. Our failure to meet such applicable listing criteria could prevent us from listing our common stock on either exchange. In the event we are unable to uplist our common stock, our common stock will continue to trade on the OTCQX market, which is generally considered less liquid and more volatile than the either exchange. Our failure to uplist our common stock could make it more difficult for you to trade our common stock shares, could prevent our common stock trading on a frequent and liquid basis and could result in the value of our common stock being less than it would be if we were able to uplist.

If we apply and our common stock is accepted for uplisting on the NYSE MKT or NASDAQ, our failure to meet the continued listing requirements of the such exchange could result in a delisting of our common stock.

If our common stock were to be uplisted on the NYSE MKT or NASDAQ, and thereafter we fail to satisfy the continued listing requirements of such exchange, such as the corporate governance requirements or the minimum closing bid price requirement, the exchange may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we anticipate that we would take actions to restore our compliance with the applicable exchange requirements, such as, stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below such exchange’s minimum bid price requirement, or prevent future non-compliance with such exchange’s listing requirements.

If we fail to comply with the continued trading standards of the OTCQX U.S. Premier tier, it may result in our common stock moving tiers in the OTC Markets.

Our common stock is currently quoted for trading on the OTCQX U.S. Premier tier, and the continued quotation of our common stock on the OTCQX U.S. Premier tier is subject to our compliance with a number of standards. These standards include the requirement of our common stock to have a minimum bid price of $1.00 per share as of the close of business for at least one of every thirty consecutive calendar days.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

At December 31, 2016, our executive officers, directors and entities affiliated with certain of our directors beneficially owned approximately 19% of our outstanding shares of common stock. Therefore, these stockholders have the ability to influence us through their ownership position. These stockholders may be able to determine the outcome of all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

The sale of shares of our common stock to Lincoln Park under the Purchase Agreement may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

Under the Purchase Agreement with Lincoln Park, we may sell to Lincoln Park, from time to time and under certain circumstances, up to $10,500,000 of our common stock over approximately 36 months subsequent to the effective date of the registration statement that covers the resale by Lincoln Park of up to 1,155,136 shares of our common stock issuable under the Purchase Agreement. As required under the Purchase Agreement and related registration rights agreement, we filed and had declared effective a registration statement for the resale by Lincoln Park of additional shares of our common stock that we may sell and issue to Lincoln Park. We may be required to file and have declared effective additional registration statements in connection with our Purchase Agreement with Lincoln Park. Generally, with respect to the Purchase Agreement, we have the right, but no obligation, to direct Lincoln Park to periodically purchase up to $10,500,000 of our common stock in specific amounts under certain conditions, which periodic purchase amounts can be increased under specified circumstances.

Depending upon market liquidity at the time, sales of shares of our common stock to Lincoln Park may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all, some or none of the $10,500,000 of common stock under the Purchase Agreement, and after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

We sold $500,000 of common stock to Lincoln Park in July 2016 when we executed the Purchase Agreement. We sold 40,000 shares to Lincoln Park in the first quarter for $107,000 net of expenses. As a result, as of the date of this prospectus we may sell an aggregate of $9,869,000 pursuant to the Purchase Agreement, assuming we continue to meet the conditions required for sale.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to equity incentive plans, would result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities, including pursuant to the Purchase Agreement with Lincoln Park, our stockholders may experience substantial dilution. We may, as we have in the past, sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be further diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

Pursuant to our 2015 Stock Plan, following stockholder approval of an increase in the shares authorized for issuance thereunder at our annual meeting on November 15, 2016, our Board of Directors is currently authorized to award up to a total of 2,000,000 shares of common stock or options to purchase shares of common stock to our officers, directors, employees and non-employee consultants. As of December 31, 2016, options to purchase 746,655 shares of common stock issued under our 2015 Stock Plan at a weighted average exercise price of $3.52 per share were outstanding. In addition, at December 31, 2016, there were outstanding warrants to purchase an aggregate of 8,711,354 shares of our common stock at a weighted average exercise price of $2.98, excluding the effects of any reduction in the exercise price of the Original Warrants pursuant to the Tender Offer. Stockholders will experience dilution in the event that additional shares of common stock are issued under our 2015 Stock Plan, or options issued under our 2015 Stock Plan are exercised, or any warrants are exercised for shares of our common stock.

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

The trading price of our common stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the products or product candidates we acquire for commercialization;
•	the product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;
•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;
•	actual or anticipated adverse results or delays in our clinical trials;
•	our failure to expand the market for our currently approved products or commercialize our product candidates, if approved;
•	unanticipated serious safety concerns related to the use of any of our product candidates;
•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;
•	introduction of new products offered by us or our competitors;
•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•	our ability to maintain an adequate rate of growth and manage such growth;
•	issuances of debt or equity securities;
•	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;
•	trading volume of our common stock;
•	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;
•	general political and economic conditions;
•	effects of natural or man-made catastrophic events; and
•	other events or factors, many of which are beyond our control.
•	adverse regulatory decisions;
•	additions or departures of key scientific or management personnel;
•	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;
•	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;
•	our dependence on third parties, including CROs and scientific and medical advisors;
•	our ability to uplist our common stock to a national securities exchange;
•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;
•	failure to meet or exceed the estimates and projections of the investment community;

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. Because these FINRA requirements are applicable to our common stock, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Certificate of Incorporation authorize the issuance of up to 100,000,000 shares of our common stock and up to 50,000,000 shares of preferred stock with the rights, preferences and privileges that our Board of Directors may determine from time to time. As of December 31, 2016, we had 10,845,566 shares of our common stock issued and outstanding, which represents approximately 10.8% of our total authorized shares of common stock. In addition to capital raising activities, which we expect to continue to pursue in order to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our Board of Directors deems are in the best interest of our company. Additionally, shares of our capital stock could be used for anti-takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance stockholder value, they may have rights, preferences and privileges that are superior to those of our common stock, and they may have an adverse effect on our business or the trading price of our common stock. The issuance of any additional shares of our common stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

Some provisions of our charter documents and applicable Delaware law may discourage an acquisition of us by others, even if the acquisition may be beneficial to some of our stockholders.

Provisions in our Certificate of Incorporation and Amended and Restated Bylaws, as well as certain provisions of Delaware law, could make it more difficult for a third-party to acquire us, even if doing so may benefit some of our stockholders. These provisions include:

•	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;
•	limiting the removal of directors by the stockholders;
•	allowing for the creation of a staggered board of directors;
•	eliminating the ability of stockholders to call a special meeting of stockholders; and
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders.

Any provision of our Certificate of Incorporation or Bylaws or of Delaware law that is applicable to us that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock in the event that a potentially beneficial acquisition is discouraged, and could also affect the price that some investors are willing to pay for our common stock.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Certificate of Incorporation and our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

In the event we are unable to maintain an effective registration statement with respect to all of the shares issuable pursuant to the Purchase Agreement, we may not be able to access the full amount available under the Purchase Agreement.

The registration statement we have filed with the SEC for the resale of shares issuable pursuant to the Purchase Agreement with Lincoln Park, does not register all of the shares issuable pursuant to the Purchase Agreement with Lincoln Park. In order to access the Purchase Agreement beyond the shares offered thereunder, we must have an effective registration statement on file for any amount of shares in excess of the 1,155,136 shares registered and offered thereby. For us to issue additional shares pursuant to the Purchase Agreement, we will have to file one or more registration statements for those additional shares. However, we cannot assure you that we will be able to do so, or that the SEC will declare effective any registration statement that we may file. If we do not file and maintain an effective registration statement for the resale of additional shares issuable pursuant to the Purchase Agreement, we will be unable to access any additional funds that may be available under the Purchase Agreement. If we were unable to access a portion or the full remaining amount available to us under the Purchase Agreement, in the absence of any other financing sources, it would have a material adverse impact on our operations.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This Offer to Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO EXERCISE

In this Offer to Exercise, we refer to Aytu BioScience, Inc., a Delaware corporation, as “we,” “us,” “Aytu” or the “Company,” and eligible holders of outstanding warrants as “you.”

The Company is offering to holders of (i) outstanding warrants to purchase 1,733,322 shares of the Company’s common stock issued to investors participating in the Company’s financing in May 2016, with an exercise price of $6.00 per share (the “May 2016 Warrants”), and (ii) outstanding warrants to purchase 6,020,245 shares of the Company’s common stock issued to investors participating in the Company’s financing in October 2016, with an exercise price of $1.86 per share (the “October 2016 Warrants” and together with the May 2016 Warrants, the “Original Warrants ”), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the Original Warrants at a temporarily reduced exercise price of $0.75 per share of common stock (the “Offer to Exercise”). There is no minimum participation requirement with respect to the Offer to Exercise.

The Company has approved an amendment to each of the warrant agreements that govern the Original Warrants to temporarily reduce the exercise price of the Original Warrants to $0.75 per share for the period that begins on January 27, 2017, which is the date the materials relating to this Offer to Exercise are first sent to the holders of the Original Warrants, and ends on the expiration date of the Offer to Exercise at 11:59pm (Eastern Time) on the evening of February 27, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the exercise of the Original Warrants at the reduced cash exercise price of $0.75 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant (the “Registration Statement Condition”). The Company has filed with the Securities and Exchange Commission (“SEC”), a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the exercise of the Original Warrants at $0.75 per share. The Post-Effective Amendment reflects the terms of the Original Warrants as amended by this Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective by the SEC. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered Original Warrants promptly following such expiration, termination or withdrawal.

SECTION 1. FORWARD LOOKING STATEMENTS

This Offer to Exercise contains forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this Offer to Exercise include, but are not limited to, statements about:

•	the commercial success and market acceptance of any of our products and product candidates that are approved for marketing in the United States or other countries;
•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;
•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and our products for commercialization activities;

•	our need for, and ability to raise, additional capital;
•	the number, designs, results and timing of our clinical trials;
•	the regulatory review process and any regulatory approvals that may be issued or denied by the U.S. Food and Drug Administration or other regulatory agencies;
•	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;
•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
•	the medical benefits, effectiveness and safety of our products and product candidates;
•	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our products and product candidates have been developed to treat;
•	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them; and
•	other factors discussed elsewhere in this Offer to Exercise.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this Offer to Exercise. Actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Offer to Exercise, and the documents that we reference in this Offer to Exercise and have filed with the SEC, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Offer to Exercise and in our Annual Report on Form 10-K for the year ended June 30, 2016, is set forth in our filings with the SEC, including our other periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SECTION 2. PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

Purpose of the Offer to Exercise and Use of Proceeds

The purposes of this Offer to Exercise are as follows:

Operating Capital to Fund Ongoing Operations

The purpose of the Offer to Exercise is to encourage the exercise of the Original Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the Original Warrants for working capital and for general corporate purposes.

Reduction of Share Overhang from Outstanding Warrants

In addition, the Offer to Exercise can help the Company reduce the number of outstanding warrants. As of January 26, 2017, we had outstanding warrants (including the Original Warrants) to purchase an aggregate of 8,711,354 shares at a weighted average exercise price of $2.98 per share. The sale of substantial amounts of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Offer to Exercise and exercise the Original Warrants, the Company would have outstanding warrants to purchase 957,787 shares of common stock at a weighted average exercise price of $3.46 per share (after giving effect to the permanent reduction of the exercise price of the Agent Warrants, which are not a part of this Offer to Exercise, to $0.75 per share, as described in “Description of the Offer to Exercise — Section 21: Fees and Expenses” below).

Plans or Proposals

The Company intends to cancel the Original Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise. Any Original Warrants that are not exercised will remain outstanding and will allow for exercise by their holders at the original exercise price of $6.00 per share with respect to the May 2016 Warrant and $1.86 per share with respect to the October 2016 Warrant from the period that begins the day after the Expiration Date of the Offer to Exercise and ends on the original expiration date of the applicable Original Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Original Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Original Warrants who elects to exercise such holder’s Original Warrants will acquire additional shares of common stock of the Company as a result of such exercise. As of January 26, 2017, the Company had 10,845,566 shares of common stock outstanding. The Original Warrants are exercisable for an aggregate of 7,753,567 shares of common stock. Assuming all Original Warrants are exercised, the Company’s outstanding shares of common stock would increase to 18,599,133 shares, with the shares issuable upon exercise of the Original Warrants representing 41.7% of the then outstanding shares of common stock. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”

SECTION 3. ELIGIBLE WARRANTS

Original Warrants

The Original Warrants that are subject to the Offer to Exercise consist of (i) outstanding May 2016 Warrants to purchase 1,733,322 shares of the Company’s common stock, with an exercise price of $6.00 per and (ii) outstanding October 2016 Warrants to purchase 6,020,245 shares of the Company’s common stock, with an exercise price of $1.86 per share.

SECTION 4. EXPIRATION DATE

The Offer to Exercise will be open through 11:59 p.m. (Eastern Time) on the evening of February 27, 2017, as may be extended by the Company in its sole discretion.

SECTION 5. TERMS OF ORIGINAL WARRANTS, AS AMENDED

In connection with the Offer to Exercise, the Company has approved an amendment to each of the warrant agreements that govern the Original Warrants, as described below:

Temporary Reduction in Exercise Price:  The exercise price of the May 2016 Warrants and the exercise price of the October 2016 Warrants will be temporarily reduced from $6.00 per share and $1.86 per share, respectively, in each case, to $0.75 per share for the period that begins on January 27, 2017, which is the date the materials relating to this Offer to Exercise are first sent to the holders of Original Warrants, and ends on the Expiration Date.

Other Terms:  Except as set forth above all other terms of the Original Warrants will be the same as the original terms of the Original Warrants.

Partial Participation Permitted:  You may elect to participate in the Offer to Exercise with respect to some, all or none of your Original Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your Original Warrants, then the Company will issue new May 2016 Warrants and/or new October 2016 Warrants, as the case may be, for that number of shares of common stock that you elect to exclude from the Offer to Exercise, with an exercise price of $6.00 per share with respect to the May 2016 Warrants and an exercise price of $1.86 per share with respect to the October 2016 Warrants.

SECTION 6. CONDITIONS TO THE OFFER TO EXERCISE

The Offer to Exercise is subject to certain conditions as described herein:

(i) The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of the Original Warrants at the reduced cash exercise price of $0.75 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. The Company has filed with the SEC, a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the exercise of the Original Warrants at $0.75 per share. The Post-Effective Amendment reflects the terms of the Original Warrants as amended by this Offer to Exercise. The Company will not complete the Offer to Exercise unless and until the Post-Effective Amendment is declared effective by the SEC. If there is a delay in the Post-Effective Amendment becoming effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire without the Post-Effective Amendment becoming effective, the Company will return any tendered Original Warrants promptly following such expiration, termination or withdrawal.

(ii) In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Original Warrant from or on behalf of, Original Warrant holders in any state where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(iii) In order to participate in the Offer to Exercise, you must elect to exercise your Original Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Original Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept any and all of the Original Warrants validly tendered and not validly withdrawn.

SECTION 7. EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Original Warrants validly tendered pursuant to the Offer to Exercise based upon the Original Warrants and other Acceptance and Exercise Deliveries received by the Company as of such date, and will be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled Expiration Date of the Offer to Exercise.

There can be no assurance, however, that the Company will exercise its right to extend the Offer to Exercise. Amendments to the Offer to Exercise will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Exercise, materially amend the Offer to Exercise, the Company will ensure that the Offer to Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Exercise or the information concerning the Offer to Exercise, or it waives a material condition of the Offer to Exercise, the Company will extend the Offer to Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Exercise or information concerning the Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE AND EXERCISING ORIGINAL WARRANTS

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise an Original Warrant to receive the number of shares of Company common stock issuable therefor at the temporarily reduced exercise price of $0.75 per share, you must direct your broker or other nominee to deliver, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” to VStock Transfer, LLC (the “Depositary Agent”) on your behalf, as follows:

(i)	an Agent’s Message with respect to a book-entry transfer of the May 2016 Warrants and/or October 2016 Warrants, as the case may be;
(ii)	a book-entry confirmation of the transfer of your the May 2016 Warrants and/or October 2016 Warrants, as the case may be, into the Depositary Agent’s account; and
(iii)	a payment in the amount equal to $0.75 per share multiplied by the number of shares of common stock you elect to purchase pursuant to the May 2016 Warrants and/or October 2016 Warrants, as the case may be, which payment will be made through the nominee who holds your May 2016 Warrants and/or October 2016 Warrants, as the case may be.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

Method of Delivery

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the Original Warrants at the Depository Trust Company (“DTC”). Any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Warrants by causing DTC to transfer those Original Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of Original Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date.

The confirmation of a book-entry transfer of Original Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message with respect to the shares transferred by book-entry.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Original Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise Original Warrants and that we may enforce the terms and conditions of the offer against the DTC participant.

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct VStock Transfer, LLC, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Company common stock issuable under your Original Warrant at the temporarily reduced exercise price of $0.75 per share.

SECTION 10. WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise by directing your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Original Warrants, your broker or other nominee may, prior to the Expiration Date, rescind its instruction previously transmitted through the book-entry transfer system or submit a Notice of Withdrawal to the Depositary Agent by delivery to: VStock Transfer, 18 Lafayette Place, Woodmere, NY 11598, Attn: Joe Mele, facsimile (646) 536-3179, or email to dwac@vstocktransfer.com. Such withdrawal by your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that your broker or other nominee may also make such withdrawal after March 27, 2017, which is the 40th business day from commencement of the Offer to Exercise, if your Original Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your May 2016 Warrants and/or October 2016 Warrants, as the case may be, through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your Original Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

SECTION 11. REGISTRATION OF THE EXERCISE OF THE ORIGINAL WARRANTS

The Company has filed with the SEC, a Post-Effective Amendment on Form S-1 to the existing Registration Statements on Form S-1 (File Nos. 333-210144 and 333-213738) covering the registration of the shares of common stock issuable upon exercise of the Original Warrants at $0.75 per share. The Post-Effective Amendment reflects the terms of the Original Warrants as amended by this Offer to Exercise. This Post-Effective Amendment has not yet become effective. The foregoing securities may not be sold or exercised, nor may offers to buy or exercise be accepted, prior to the time the Post-Effective Amendment becomes effective. Such securities may only be offered by means of a prospectus, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Company’s Chief Financial Officer at (720) 437-6580. The prospectus contains important information about the Original Warrants, as amended in the manner described in the Offer to Exercise, and the securities underlying such warrants. The effectiveness of the Post-Effective Amendment is a condition to the Offer to Exercise.

SECTION 12. TRADING MARKET AND PRICE RANGE OF ORIGINAL WARRANTS AND COMMON STOCK

The Company’s common stock, the May 2016 Warrants and the October 2016 Warrants are quoted on the OTCQX Marketplace operated by the OTC Markets Group, Inc., or OTCQX, under the symbols “AYTU”, “AYTUW” and “AYTUZ”, respectively. Prior to December 14, 2015, the Company’s common stock was quoted on the OTCQB Market. Trading in securities quoted on the OTCQX and OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects.

OTCQX and OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQX and OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQX and OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Set forth below are the range of high and low closing quotations for our common stock, the May 2016 Warrants and the October 2016 Warrants from the OTCQX or OTCQB for the periods indicated. The market quotations were obtained from the OTCQX or OTCQB, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions:

Common Stock

Fiscal Year ended June 30, 2016	High	Low
First Quarter (ended September 30, 2015)	$57.00	$55.56
Second Quarter (ended December 31, 2015)	$57.00	$37.68
Third Quarter (ended March 31, 2016)	$42.00	$6.72
Fourth Quarter (ended June 30, 2016)	$7.32	$3.60

Fiscal Year ended June 30, 2017	High	Low
First Quarter (ended September 30, 2016)	$5.00	$3.26
Second Quarter (ended December 31, 2016)	$3.20	$1.05
Third Quarter (Through January 26, 2017)	$1.23	$1.00

May 2016 Warrants

Fiscal Year ended June 30, 2016	High	Low
First Quarter (ended September 30, 2015)	$—	$—
Second Quarter (ended December 31, 2015)	$—	$—
Third Quarter (ended March 31, 2016)	$—	$—
Fourth Quarter (ended June 30, 2016)	$2.04	$0.84

Fiscal Year ended June 30, 2017	High	Low
First Quarter (ended September 30, 2016)	$2.16	$0.55
Second Quarter (ended December 31, 2016)	$1.00	$0.07
Third Quarter (Through January 26, 2017)	$0.09	$0.08

October 2016 Warrants

Fiscal Year ended June 30, 2017	High	Low
First Quarter (ended September 30, 2016)	$—	$—
Second Quarter (ended December 31, 2016)	$0.50	$0.25
Third Quarter (Through January 26, 2017)	$0.41	$0.30

Trades in our common stock and warrants may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of our common stock. As a result of these rules, investors may find it difficult to sell their shares.

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to exercise their outstanding Original Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Exercise.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Except with respect to the Engagement Agreement described in Section 20 titled “Fees and Expenses” below, none of our directors or executive officers participated in any transaction involving the Original Warrants during the past 60 days.

SECTION 15. INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Exercise or exercise your Original Warrant. Before making an investment decision, you should read the entire Offer to Exercise carefully, including the “Risk Factors” section above, the Post-Effective Amendment and the Company’s SEC filings.

Company Overview

We are a commercial-stage specialty pharmaceutical company focused on acquiring, developing and commercializing novel products in the field of urology. We have multiple urology-focused products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs in the field of urology. We are initially concentrating on hypogonadism, prostate cancer, urinary tract infections, and male infertility and plan to expand into other urological indications for which there are significant medical needs. Our fiscal year end is June 30.

We recently acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, and we launched Natesto in the United States with our direct sales force in July 2016. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $2.4 billion market. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

We currently market ProstaScint® (capromab pendetide), the only radioimaging agent indicated to detect the prostate specific membrane antigen, or PSMA, in the assessment and staging of prostate cancer. ProstaScint is approved by the FDA for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer. We also market Primsol® (trimethoprim hydrochloride) — the only FDA-approved trimethoprim-only oral solution for urinary tract infections.

We have a focused pipeline, including MiOXSYS TM, a novel in vitro diagnostic device that is currently CE marked (which generally enables it to be sold within the European Economic Area (see “Business — Foreign Regulatory Approval”)) and for which we intend to initiate a final clinical study to enable FDA clearance in the U.S. Our MiOXSYS system is a novel, point-of-care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. Male infertility is a prevalent and underserved condition and oxidative stress is widely implicated in its pathophysiology. MiOXSYS was developed from our core oxidation-reduction potential research platform known as RedoxSYS®. We are advancing MiOXSYS toward FDA clearance and, as of the date of this prospectus, we will need to raise additional funding to complete the required clinical study. In the future we will look to acquire additional urology products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying clinical assets that can be re-launched to increase value, with a focused commercial infrastructure specializing in urology.

Corporate Highlights

•	Executed on our commercial-focused business strategy, acquiring three additional FDA-approved, revenue-generating urology products: ProstaScint®, Primsol®, and Natesto®;

•	Acquired global rights to ProstaScint, the only FDA-approved radioimaging agent specific to Prostate Specific Membrane Antigen (PSMA) that is indicated for the assessment of prostate cancer in high-risk, newly diagnosed prostate cancer patients and patients with suspected recurrence
•	Secured exclusive U.S. rights to Natesto, the only FDA-approved nasally-administered testosterone product and only topically applied testosterone product without a black box safety warning;
•	Acquired global rights to Primsol®, the only FDA-approved trimethoprim-only oral solution for treating urinary tract infections;
•	Built and expanded our commercial infrastructure, including proven commercial leadership and a nationwide specialty sales force;
•	Secured CE Marking and approval by Health Canada for MiOXSYS®, our novel, proprietary device for the rapid assessment of male infertility;
•	Published multiple peer-review publications on MiOXSYS demonstrating clinical utility inclusive of clinical cutpoints for evaluation of male infertility status and had multiple Natesto abstracts accepted at major scientific conferences planned for calendar year 2017
•	Appointed three independent board directors and established the full spectrum of corporate governance policies and procedures in compliance with the listing requirements for both NYSE and NASDAQ.

Fiscal 2016 Financial Highlights

•	Grew annual revenues nearly ten-fold from $262,000 in fiscal 2015 to $2.6 million in fiscal 2016 (recently licensed Natesto is not included in either of these revenue numbers, as it was launched in July 2016); Grew net product revenues to $698,000 in Q1 FY17, the company’s highest sales quarter ever.
•	Raised sufficient initial growth capital through convertible note and equity offerings to support our initial commercial infrastructure and three product launches; and
•	Ended fiscal 2016 with $8.1 million in cash and cash equivalents and had $5.2 million in cash and cash equivalents as of December 31, 2016.

Natesto® (testosterone) nasal gel.

On April 22, 2016, we entered into an agreement to acquire the exclusive U.S. rights to Natesto (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired on July 1, 2016. Natesto is a patented, FDA-approved testosterone replacement therapy, or TRT, and is the only nasally-administered formulation of testosterone available in the United States. Natesto is a discreet, easy-to-administer nasal gel that may be appropriate for men with active lifestyles as Natesto is small, portable, Transportation Security Administration, or TSA-compliant, and easy to use. Importantly, Natesto is not applied directly to the patient’s skin as other topically applied TRTs are. Rather, it is delivered directly into the nasal mucosa via a proprietary nasal applicator. Thus, Natesto does not carry a black box warning related to testosterone transference to a man’s female partner or children — as other topically (primarily gels and solutions) administered TRTs do by virtue of their delivery directly onto the skin. We launched Natesto in the U.S. in July 2016 with our direct sales force, and we are positioning Natesto as the ideal treatment solution for men with active, busy lifestyles who suffer from hypogonadism.

ProstaScint® (capromab pendetide).

We became a commercial stage company by virtue of our acquisition of ProstaScint in May 2015 and are generating sales of this FDA-approved prostate cancer imaging agent. As prostate cancer is a condition commonly diagnosed and treated by urologists, ProstaScint complements our urology-focused product portfolio and pipeline. Prostate cancer is the most common cancer among men in the United States, with an estimated 241,000 annual cases (as of 2012). Further, more than 2,200,000 men were alive in 2006 with some history of prostate cancer, and over 30,000 U.S. men die each year from the disease. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. The U.S. market for the diagnosis and screening of prostate cancer is expected to total $17.4 billion by 2017, a compound annual growth rate, or CAGR, of 7.5% since 2012.

Primsol® (trimethoprim solution).

In October 2015, we purchased Primsol from FSC Laboratories, Inc. Primsol is the only FDA-approved liquid formulation of trimethoprim, an antibiotic that is well established in current guidelines for treating uncomplicated urinary tract infections, or UTIs. This differentiated product is appropriate for UTI patients that have difficulty swallowing tablets, such as the elderly, and particularly for patients that experience adverse reactions to sulfamethoxazole (“sulfa”). It is estimated that 150 million cases of urinary tract infections occur annually worldwide, and the annual estimated incidence is 0.5 — 0.7/persons per year. Importantly, there are more than 1 million catheter-associated UTIs in the U.S. alone. As many of these patients are elderly and unable to swallow pills, an oral liquid formulation represents a convenient formulation for easier administration. The acquisition of Primsol added a second established brand to our product portfolio. We expect to benefit from and continue to grow Primsol’s established base of prescribers, which already includes a significant proportion of urologists despite the fact that it has not been previously marketed to these specialists. We can thus utilize the same sales channel as ProstaScint, leading to potential commercial synergies and product growth.

MiOXSYS®.

MiOXSYS is a rapid in vitro diagnostic semen analysis test used in the quantitative measurement of static oxidation reduction potential, or sORP, in human semen. MiOXSYS is a recently CE marked system and is an accurate, easy to use, and fast infertility assessment tool. It is estimated that 72.4 million couples worldwide experience infertility problems. In the United States, approximately 10% of couples are defined as infertile. Male infertility is responsible for between 40 — 50% of all infertility cases and affects approximately 7% of all men. Male infertility is often unexplained (idiopathic), and this idiopathic infertility is frequently associated with levels of oxidative stress in the semen. As such, having a rapid, easy-to-use diagnostic platform to measure oxidative stress should provide a practical way for male infertility specialists to improve semen analysis and infertility assessments without having to refer patients to outside clinical laboratories.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. The global male infertility market is expected to grow to over $300 million by 2020 with a CAGR of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess the degree of oxidative stress, sperm motility and morphology, and potentially enable the monitoring of patients’ responses to antioxidant therapy as a treatment regimen for infertility. The MiOXSYS System received CE marking in Europe in January 2016 and obtained Health Canada Class II Medical Device approval in March 2016. We expect to advance MiOXSYS into clinical trials in the United States in order to enable 510(k) clearance.

In addition to the MiOXSYS system, we are continuing to develop the global market for the RedoxSYS System across a range of applications. Specifically, we have begun initial commercializing of the RedoxSYS System for research use through distribution partners, primarily outside the U.S. In 2014, we received ISO 13485 certification, demonstrating our compliance with global quality standards in medical device manufacturing.

The technology underpinning the RedoxSYS and MiOXSYS systems was developed by Luoxis Diagnostics, Inc. in the two years immediately preceding the merger between Luoxis, Vyrix Pharmaceuticals, Inc., and us (under our former name of Rosewind Corporation) in April 2015. Upon the consummation of the merger, the RedoxSYS System and MiOXSYS System became our assets.

Key elements of our business strategy include:

•	Expand the commercialization of Natesto in the U.S. for the treatment of hypogonadism with our direct sales force. We launched Natesto in July 2016 and are targeting highprescribing TRT prescribers with a primary emphasis on urologists and male health practitioners.

•	Expand the commercialization of FDA-approved ProstaScint for the staging of both newly diagnosed high-risk and recurrent prostate cancer patients. We have begun commercializing ProstaScint in the U.S. and in key markets around the world.
•	Expand the commercialization of FDA-approved Primsol for the treatment of uncomplicated urinary tract infections. We are re-launching Primsol to urologists in the U.S. and in key markets around the world where appropriate.
•	Establish MiOXSYS as a leading in vitro diagnostic device in the assessment of male infertility.
•	Acquire additional marketed products and late-stage development assets within our core urology focus that can be efficiently marketed through our growing commercial organization.
•	Develop a pipeline of urology therapeutics, with a focus on identifying novel products with sufficient clinical proof of concept that require modest internal R&D expense.

We plan to augment our core in-development and commercial assets through efficient identification of complementary therapeutics, devices, and diagnostics related to urological disorders. We intend to seek assets that are near commercial stage or already generating revenues. Further, we intend to seek to acquire products through asset purchases, licensing, co-development, or collaborative commercial arrangements (co-promotions, co-marketing, etc.).

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

We previously were developing Zertane for the treatment of premature ejaculation, or PE. However, we determined to direct our resources to our commercial stage products. As a result, at the end of fiscal 2016, we determined that the Zertane asset has no value as we do not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. We intend to sell or out-license Zertane although there can be no assurance that we will be successful in doing so or, if successful, the value, if any, we will receive for the asset.

Recent Developments

On October 27, 2016, we priced an underwritten public offering of 5,735,000 shares of our common stock and warrants to purchase up to an aggregate of 5,735,000 shares of our common stock at a combined public offering price of $1.50 per share and related warrant. The gross proceeds from the offering to Aytu were approximately $8.6 million, before deducting the underwriting discount and estimated offering expenses payable by Aytu, but excluding the exercise proceeds of any warrants. The company also granted the representative of the underwriters a 45-day option to purchase up to an additional 860,250 shares and/or 860,250 additional warrants. The shares of common stock were immediately separable from the warrants and will be issued separately. The warrants were exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $1.86 per share.

Our U.S.-based sales force was expanded in late July 2016 and initiated promotion with a primary focus on Natesto. In the 5 months since our sales force began promoting Natesto to urologists, endocrinologists, and other high-prescribing TRT targets, new prescriptions have grown every month. We believe new prescriptions have grown during this time due to our distinct focus on Natesto and the product’s attractive clinical profile. Additionally, redemptions for our Natesto co-pay coupons have increased significantly since field promotion began the week of July 25, 2016. As such, the average number of weekly co-pay redemptions already exceed the previous 2016 weekly highs when Natesto was being promoted by the previous U.S. marketing partner, Endo Pharmaceuticals. Finally, we have implemented the Assure Rx program across all filled sales territories. This program has been developed to enable reduced co-pays and patient assistance with insurance reimbursement; prescriptions of Natesto have already been filled at Assure Rx partner pharmacies.

Corporate Information

We were incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado.

Vyrix Pharmaceuticals, Inc., or Vyrix, was incorporated under the laws of the State of Delaware on November 18, 2013 and was wholly owned by Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE), or Ampio, immediately prior to the completion of the Merger (defined below). Vyrix was previously a carve-out of the sexual dysfunction therapeutics business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, which carve out was announced in December 2013. Luoxis Diagnostics, Inc., or Luoxis, was incorporated under the laws of the State of Delaware on January 24, 2013 and was majority owned by Ampio immediately prior to the completion of the Merger. Luoxis was focused on initially developing and advancing the RedoxSYS System. The MiOXSYS System was developed following the completed development of the RedoxSYS System.

On March 20, 2015, Rosewind formed Rosewind Merger Sub V, Inc. and Rosewind Merger Sub L, Inc., each a wholly-owned subsidiary formed for the purpose of the Merger, and on April 16, 2015, Rosewind Merger Sub V, Inc. merged with and into Vyrix and Rosewind Merger Sub L, Inc. merged with and into Luoxis, and Vyrix and Luoxis became subsidiaries of Rosewind. Immediately thereafter, Vyrix and Luoxis merged with and into Rosewind with Rosewind as the surviving corporation (herein referred to as the Merger). Concurrent with the closing of the Merger, Rosewind abandoned its pre-merger business plans, and we now solely pursue the specialty healthcare market, focusing on urological related conditions, including the business of Vyrix and Luoxis.

On June 8, 2015, we (i) reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and (ii) effected a reverse stock split in which each common stock holder received one share of common stock for every 12.174 shares outstanding. On June 1, 2016, we amended our Certificate of Incorporation to reduce the number of authorized shares of common stock from 300.0 million to 100.0 million. On June 30, 2016, we amended our Certificate of Incorporation to effect a reverse stock split at a ratio of 1-for-12. The June 8, 2015 and June 30, 2016 reverse stock splits are herein referred to collectively as the Reverse Stock Splits. All financial data and share amounts in this prospectus give effect to the Reverse Stock Splits.

Our principal executive office is located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112. Our telephone number at our principal executive office is (720) 437-6580. Our corporate website is http://aytubio.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Where You Can Find More Information

We make available free of charge on our website (http://aytubio.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street N.E. Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at http://www.sec.gov.

SECTION 16. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included the consolidated financial statements of the Company for the fiscal years ended June 30, 2016 and 2015 and the unaudited condensed consolidated interim financial statements for the quarterly period ended September 30, 2016 as Annex A and Annex B hereto, respectively.

Attached hereto as Annex C, the Company has included unaudited pro forma financial information reflecting the effect of the Offer to Exercise. In preparing the attached pro forma condensed financial data, the Company assumed that all holders of Original Warrants to purchase an aggregate of 7,753,567 shares of common stock elected to participate in the Offer to Exercise and that the Offer to Exercise was completed as of the end of the quarterly period ended September 30, 2016. The pro forma consolidated financial data is presented for informational and illustrative purposes only.

As of December 31, 2016, the Company had cash totaling approximately $5.3 million compared to approximately $8.1 million at June 30, 2016.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO EXERCISE

As of January 26, 2017, there were outstanding Original Warrants to purchase an aggregate of 7,753,567 shares of common stock. The Company’s executive officers and directors, as described below, hold the following Original Warrants and will be entitled to participate in the Offer to Exercise on the same terms and conditions as the other holders of Original Warrants. Each of such executive officers and directors has advised us that he or she intends to participate in the Offer to Exercise. There, however, is no binding commitment or agreement for him to do so.

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
Joshua R. Disbrow	Chairman & Chief Executive Officer	187,500	2.4%
Jarrett T. Disbrow	Chief Operating Officer	187,500	2.4%
Gregory A. Gould	Chief Financial Officer	66,666	*
Gary V. Cantrell	Director	37,083	*
Carl C. Dockery(1)	Director	416,667	5.4%

(1)	These warrants are held by Alpha Advisors, LLC, of which Mr. Dockery is the President.
*	Less than 1%

Except as set forth above, none of the Company’s other directors, executive officers or control persons hold Original Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Exercise and the issuance of the shares of common stock upon the exercise of the Original Warrants. Our obligations under the Offer to Exercise are subject to the conditions described in “Description of the Offer to Exercise — Section 6: Conditions of the Offer to Exercise” above.

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received upon the exercise of their amended Original Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the amended Original Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Offer to Exercise.

Tax treatment of Offer to Exercise

Although not free from doubt, the Company intends to take the position that the amendment of your Original Warrants followed by an exercise of the amended Original Warrants is treated as an exchange of Original Warrants for amended warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the amended warrants. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder’s tax basis in the amended warrants will be equal to the holder’s tax basis in the Original Warrants, and (iii) such holder’s holding period of the amended warrants will include the holder’s holding period of the Original Warrants.

The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Exercise or of a holder’s participation in the Offer to Exercise, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Exercise, the U.S. federal income tax consequences of the Offer to Exercise are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Offer to Exercise to you in your particular circumstances, including the consequences of possible alternative characterizations.

Tax treatment of the exercise of the Amended Warrants

Upon the exercise of an amended warrant for cash, a holder will not recognize gain or loss and will instead be treated as acquiring shares of our common stock as a result of such cash exercise. In such a case, the holder will have an adjusted tax basis in the common stock so acquired equal to the sum of (i) such holder’s adjusted tax basis in the amended warrant immediately prior to such exercise plus (ii) the exercise price paid by such holder for the common stock in connection with exercising such amended warrant. The holding period for the common stock so acquired would begin on the day after the exercise of the amended warrant.

Distributions on Common Stock Received upon Exercise of Warrants

After you exercise the amended warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE EXCHANGE OF ORIGINAL WARRANTS FOR AMENDED WARRANTS, THE EXERCISE OF ORIGINAL WARRANTS FOR OUR COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20. ACCOUNTING TREATMENT

If the Original Warrants are exercised pursuant to the Offer to Exercise, the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $5.4 million and there will be a corresponding increase to shareholders’ equity for the same amount.

In addition, the Company determined that the Offer to Exercise must be accounted for using modification accounting pursuant to the guidance under Accounting Standards Codification 718 (“ASC 718”). Under this guidance, a short-term inducement offer shall be accounted for as a modification of the terms of equity based awards, only to the extent that the inducement is accepted by the equity holders. Modification accounting requires the incremental fair value of the instrument arising from the modification to be recognized as an expense on the income statement, or a charge directly to equity, depending on the nature of the offer. The Company determined that it would be appropriate to record the incremental fair value from the Offer to Exercise as a charge directly to stockholders’ equity.

SECTION 21. FEES AND EXPENSES

The Company has retained VStock Transfer, LLC to act as Depositary Agent. The Company has also retained Joseph Gunnar & Co., LLC or Fordham Financial Management, Inc. (the “Warrant Solicitation Agents”) to act as its Warrant Solicitation Agents for the Offer to Exercise pursuant to a Engagement

Agreement, attached as Exhibit (d)(5) to its Schedule TO filed with the SEC. The Warrant Solicitation Agents, in accordance with the terms of the Engagement Agreement, shall use reasonable commercial efforts to contact holders of the Original Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. The Warrant Solicitation Agents will receive a fee equal to 6% of the cash exercise prices paid by holders of the Original Warrants who participate in the Offer to Exercise. In addition, the Company has agreed to reimburse the Warrant Solicitation Agents for their reasonable out-of-pocket expenses and attorney’s fees, up to $25,000. The Company has agreed to indemnify the Warrant Solicitation Agents against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws.

As of January 26, 2016, the Warrant Solicitation Agents and affiliates of the Warrant Solicitation Agents own an aggregate of approximately 0.2% of our outstanding common stock and on a beneficial ownership basis, inclusive of their warrants and options, approximately 4.7% of our common stock. The Warrant Solicitation Agents and affiliates of the Warrant Solicitation Agents own an aggregate of 510,825 warrants to purchase shares of the Company’s common stock, which were issued as underwriters compensation in connection with the public offerings consummated on May 6, 2016 and November 2, 2016 (the “Agent Warrants”). The Company has agreed with the Warrant Solicitation Agents to reduce the exercise price of the Agent Warrants, which are currently exercisable at exercise prices of $6.00 and $1.86, to $0.75 for the remaining exercise period under the Agent Warrants. The Agent Warrants are not included in the Offer to Exercise.

The Company may also use the services of its officers and employees to solicit holders of the Original Warrants to participate in the Offer to Exercise without additional compensation.

SECTION 22. TRANSFERS

The Original Warrant Agreements provide that a holder may transfer the respective Original Warrants to a third party upon surrender of such warrant to the Warrant Agent together with appropriate signatures and instructions for transfer. Any holder of an Original Warrant who desires to effect a transfer should present the Original Warrant to the Warrant Agent in the manner set forth in the respective Original Warrant Agreement.

SECTION 23. ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC, including the Post-Effective Amendment before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 24. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Original Warrant, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address.

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Attention: Joe Mele
Telephone: (212) 828-8436
Email: dwac@vstocktransfer.com
Facsimile: (646) 536-3179

Please direct requests for additional copies of this Offer to Exercise, Election to Participate and Exercise Original Warrant, and Notice of Withdrawal or other materials, in writing, to the Company 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, Attention: Chief Financial Officer, telephone number is (720) 437-6580.

Sincerely,
/s/ Joshua R. Disbrow

Joshua R. Disbrow
Chairman & Chief Executive Officer
Aytu BioScience, Inc.

Annex A

AUDITED ANNUAL FINANCIAL STATEMENTS

•	Report of Independent Registered Public Accounting Firm
•	Balance Sheets
•	Statements of Operations
•	Statements of Stockholders’ Equity (Deficit)
•	Statements of Cash Flows
•	Notes to the Audited Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Aytu Bioscience, Inc.
Englewood, Colorado

We have audited the accompanying balance sheets of Aytu BioScience, Inc. (the “Company”) as of June 30, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the periods then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aytu BioScience, Inc. as of June 30, 2016 and 2015, and the results of its operations and its cash flows for each of the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

September 1, 2016
Denver, Colorado

AYTU BIOSCIENCE, INC.

Balance Sheets

	June 30,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$8,054,190	$7,353,061
Accounts receivable, net	162,427	157,058
Inventory, net	524,707	39,442
Prepaid expenses and other	215,558	370,888
Prepaid research and development – related party (Note 11)	121,983	121,983
Investment in Acerus	1,041,362	—
Total current assets	10,120,227	8,042,432
Fixed assets, net	231,430	29,706
Developed technology, net	1,159,736	780,125
Customer contracts, net	1,353,375	711,000
Trade names, net	194,472	79,000
Natesto asset	10,549,797	—
Goodwill	221,000	74,000
In-process research and development	—	7,500,000
Patents, net	296,611	628,776
Long-term portion of prepaid research and development – related party (Note 11)	213,471	335,454
Deposits	2,888	4,886
	14,222,780	10,142,947
Total assets	$24,343,007	$18,185,379
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$3,519,711	$1,195,368
Natesto payable	5,379,675	—
Accrued compensation	1,200,930	196,503
Deferred revenue	—	85,714
Deferred rent	4,109	—
Total current liabilities	10,104,425	1,477,585
Contingent consideration	3,869,122	664,000
Long-term deferred revenue	—	425,893
Deferred rent	8,215	1,449
Warrant derivative liability	275,992	—
Total liabilities	14,257,754	2,568,927
Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	—	—
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 3,741,944 in 2016 and 1,188,307 in 2015	374	119
Additional paid-in capital	56,646,304	38,997,674
Ampio stock subscription	—	(5,000,000)
Accumulated deficit	(46,561,425)	(18,381,341)
Total stockholders’ equity	10,085,253	15,616,452
Total liabilities and stockholders’ equity	$24,343,007	$18,185,379

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Operations

	Year Ended June 30,
	2016	2015
Product and service revenue	$2,050,838	$176,068
License revenue	511,607	85,714
Total revenue	2,562,445	261,782
Operating expenses
Cost of sales	957,076	88,109
Research and development	6,127,772	3,219,361
Research and development – related party (Note 11)	191,991	203,992
Sales, general and administrative	8,517,592	3,980,974
Sales, general and administrative – related party (Note 11)	307,704	311,004
Impairment of intangible assets	7,500,000	—
Amortization of intangible assets	664,707	90,662
Total operating expenses	24,266,842	7,894,102
Loss from operations	(21,704,397)	(7,632,320)
Other (expense)
Interest (expense)	(5,491,486)	(114,994)
Unrealized loss on investment	(971,629)	—
Derivative (expense)	(12,572)	—
Total other (expense)	(6,475,687)	(114,994)
Net loss, before income tax	(28,180,084)	(7,747,314)
Deferred income tax benefit	—	23,910
Net loss	$(28,180,084)	$(7,723,404)
Weighted average number of Aytu common shares outstanding	1,741,137	767,326
Basic and diluted Aytu net loss per common share	$(16.18)	$(10.07)

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Stockholders’ Equity

	Common Stock		Additional paid-in capital	Ampio Stock Subscription	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – June 30, 2014	658,452	$66	$16,027,278	$—	$(10,657,937)	$5,369,407
Ampio stock subscription payment	180,371	18	9,999,982	(10,000,000)	—	—
Issuance of common stock to Ampio in exchange for Aytu debt	216,445	22	11,999,978	—	—	12,000,000
Ampio stock subscription payment	—	—	—	5,000,000	—	5,000,000
Liabilities paid pursuant to the merger	—	—	(20,013)	—	—	(20,013)
Luoxis options paid-out pursuant to the merger	—	—	(27,476)	—	—	(27,476)
Reverse merger	133,039	13	(13)	—	—	—
Stock-based compensation	—	—	1,017,938	—	—	1,017,938
Net loss	—	—	—	—	(7,723,404)	(7,723,404)
Balance – June 30, 2015	1,188,307	119	38,997,674	(5,000,000)	(18,381,341)	15,616,452
Ampio stock subscription	—	—	—	5,000,000	—	5,000,000
Stock subscription	25,641	3	199,997	—	—	200,000
Conversion of convertible promissory notes and interest to common stock, net of $29,754 conversion costs	962,150	96	10,090,753	—	—	10,090,849
Issuance of warrants related to the convertible promissory notes	—	—	136,828	—	—	136,828
Issuance of common stock, net of $1,202,231 in issuance costs	1,562,500	156	4,237,718	—	—	4,237,874
Warrants issued in connection with equity financing	—	—	2,059,895	—	—	2,059,895
Warrants issued in connection with equity financing to the placement agents for the over-allotment option	—	—	20,493	—	—	20,493
Adjustment for rounding of shares due to stock split	3,346	—	—	—	—	—
Stock-based compensation	—	—	902,946	—	—	902,946
Net loss	—	—	—	—	(28,180,084)	(28,180,084)
Balance – June 30, 2016	3,741,944	$374	$56,646,304	$—	$(46,561,425)	$10,085,253

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Cash Flows

	Year Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(28,180,084)	$(7,723,404)
Stock-based compensation expense	902,946	1,017,938
Depreciation, amortization and accretion	874,789	118,202
Asset impairment	7,500,000	—
Amortization of debt issuance costs	182,759	—
Amortization of beneficial conversion feature	4,943,073	—
Noncash interest expense	221,024	—
Derivative expense	12,572	—
Amortization of prepaid research and development – related party (Note 11)	121,983	121,984
Unrecognized loss on investment	971,629	—
Deferred taxes	—	(23,910)
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(5,369)	(157,058)
(Increase) in inventory	(485,265)	(39,442)
Decrease in prepaid expenses and other	155,330	150,434
(Increase) in prepaid research and development – related party (Note 11)	—	(150,000)
Increase in accounts payable and accrued liabilities	1,623,469	547,314
Increase in accrued compensation	1,004,427	196,503
(Decrease) in payable to Ampio	—	(607,061)
Increase in deferred rent	10,875	—
(Decrease) in deferred revenue	(511,607)	(85,714)
Net cash used in operating activities	(10,657,449)	(6,634,214)
Cash flows used in investing activities
Deposits	1,998	(4,886)
Purchases of fixed assets	(252,932)	—
Purchase of ProstaScint Business	—	(1,000,000)
Purchase of Primsol asset	(1,040,000)
Purchase of Natesto license	(2,000,000)
Investment in Acerus	(2,012,991)
Net cash used in investing activities	(5,303,925)	(1,004,886)
Cash flows from financing activities
Proceeds from convertible note from Ampio converted to stock	—	7,400,000
Proceeds from convertible promissory notes, net (Note 8)	5,175,000	—
Debt issuance costs (Note 8)	(298,322)	—
Costs related to the conversion of the convertible promissory notes to equity	(29,754)	—
Ampio stock subscription payment	5,000,000	5,000,000
Luoxis option payout pursuant to the merger	—	(27,476)
Liabilities paid out pursuant to the merger	—	(20,013)
Sale of stock subscription	200,000	—
Proceeds from issuance of equity financing	7,520,493	—
Issuance costs related to equity financing	(904,914)	—
Net cash provided by financing activities	16,662,503	12,352,511
Net change in cash and cash equivalents	701,129	4,713,411
Cash and cash equivalents at beginning of period	7,353,061	2,639,650
Cash and cash equivalents at end of period	$8,054,190	$7,353,061

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Cash Flows – (continued)

	Year Ended June 30,
	2016	2015
Non-cash transactions:
Ampio stock subscription	$—	$5,000,000
Ampio unpaid debt converted to stock, received prior to 2015	$—	$4,600,000
Contingent consideration related to the ProstaScint purchase	$—	$664,000
Warrant derivative liability related to the issuance of the convertible promissory notes (Note 8)	$102,931	$—
Primsol asset purchase included in primsol payable, $1,250,000 less future accretion of $173,000	$1,077,000	$—
Conversion of convertible promissory notes and interest of $221,000 to common stock	$5,396,024	$—
Natesto asset purchase included in Natesto payable, $6,000,000 less future accretion of $620,325	$5,379,675	$—
Warrant derivative liability related to the issuance of the registered offering placement agent warrants (Note 8)	$297,317	$—
Reclassification of liability based warrants to equity presentation related to the convertible promissory notes	$136,828	$—
Beneficial conversion feature related to convertible promissory notes	$4,943,073	$—
Debt issuance costs related to notes that converted to equity	$(218,494)	$—

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Basis of Presentation and Business Combinations

Business

Aytu BioScience, Inc. (“Aytu”, the “Company” or “we”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a commercial-stage specialty healthcare company concentrating on developing and commercializing products with an initial focus on urological diseases and conditions. Aytu is currently focused on addressing significant medical needs in the areas of urological cancers, hypogonadism, urinary tract infections, male infertility, and sexual dysfunction.

Basis of Presentation

Through a multi-step reverse triangular merger, on April 16, 2015, Vyrix Pharmaceuticals, Inc. (“Vyrix”) and Luoxis Diagnostics, Inc. (“Luoxis”) merged with and into our Company (herein referred to as the Merger) and we abandoned our pre-merger business plans to solely pursue the specialty healthcare market, including the business of Vyrix and Luoxis. In the Merger, we acquired the RedoxSYS, MiOXSYS and Zertane products. On June 8, 2015, we reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and effected a reverse stock split in which each common stockholder received one share of common stock for every 12.174 shares outstanding. On June 30, 2016, Aytu effected another reverse stock split in which each common stockholder received one share of common stock for every 12 shares outstanding (herein referred to collectively as the “Reverse Stock Splits”). All share and per share amounts in this report have been adjusted to reflect the effect of these Reverse Stock Splits.

Business Combination — ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”). Pursuant to the agreement, Aytu purchased assets related to the Jazz Pharmaceuticals’ product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business”), and assumed certain of Jazz Pharmaceuticals’ liabilities, including those related to product approvals and the sale and marketing of ProstaScint. The purchase price consists of the upfront payment of $1.0 million. We also agreed to pay an additional $500,000 which was paid after transfer for the ProstaScint-related product inventory and $227,000 which was paid September 30, 2015 (which represents a portion of certain FDA fees). We also will pay 8% on net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was initially valued at $664,000 and was revalued as of June 30, 2016 at $699,000 using a discounted cash flow. The total fair value consideration for the purchase was $2.4 million.

The Company’s allocation on consideration transferred for ProstaScint as of the purchase date May 20, 2015 is as follows:

Estimated Fair Value
Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

Included in the intangible assets is developed technology of $790,000, customer contracts of $720,000 and trade names of $80,000, each of which will be amortized over a ten-year period. Amortization expense of $159,000 was recognized in fiscal 2016. Future amortization from the year ended June 30, 2016 is as follows:

2017	$159,000
2018	159,000
2019	159,000
2020	159,000
2021	159,000
Thereafter	616,000
$1,411,000

Business Combination — Primsol

In October 2015, Aytu entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc. (“FSC”). Pursuant to the agreement, Aytu purchased assets related to FSC’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

Aytu paid $500,000 at closing for the purchase of the Primsol Business and paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 which was paid on April 1, 2016, (b) $500,000 which was paid on July 1, 2016, and (c) $250,000 payable no later than September 30, 2016 (together, the “Installment Payments”).

The Company’s allocation on consideration transferred for Primsol as of the purchase date of October 5, 2015 is as follows:

Fair Value
Tangible assets	$182,000
Intangible assets	1,470,000
Goodwill	147,000
Total assets acquired	$1,799,000

Included in tangible assets is $102,000 of inventory and $80,000 of work-in-process inventory. Included in the intangible assets is developed technology of $520,000, customer contracts of $810,000 and trade names of $140,000, each of which will be amortized over a six-year period. Amortization expense of $174,000 was recognized in fiscal 2016.

As of June 30, 2016, the accrued payable adjusted for the present value was $701,000.

Future amortization from the year ended June 30, 2016 is as follows:

2017	$245,000
2018	245,000
2019	245,000
2020	245,000
2021	245,000
Thereafter	72,000
$1,297,000

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

License and Supply Agreement — Natesto

In April, 2016, Aytu entered into and closed a license and supply agreement to acquire the exclusive U.S. rights to Natesto® (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we will acquire effective upon the expiration of the current licensee’s rights, which occurred on June 30, 2016. The licensee’s term runs for the greater of eight years or until the expiry of the latest to expire patent including claims covering Natesto and until the entry on the market of at least one AB-rated generic product.

Aytu paid Acerus an upfront fee of $2.0 million upon execution of the agreement. On September 5, 2016 we will pay an additional $2,000,000 (the “Second Upfront”). On January 1, 2017, we will pay an additional $4,000,000 (the “Third Upfront”). We also purchased on April 28, 2016, an aggregate of 12,245,411 shares of Acerus common stock for Cdn. $2,534,800 (approximately US $2.0 million), with a purchase price per share equal to Cdn. $0.207 or approximately US $0.16 per share. Aytu could not dispose of these shares until after August 29, 2016.

In addition to the upfront payments, we must make the following one-time, non-refundable payments to Acerus within 45 days of the occurrence of the following event (provided that, the maximum aggregate amount payable under such milestone payments will be $37,500,000):

•	$2,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $25,000,000 (the “First Milestone”); the First Milestone payment is required to be paid even if the threshold is not met in the event that the agreement is terminated for any reason other than material breach by Acerus, bankruptcy of either party, or termination by Acerus because it believes the amounts payable to Aytu for agreed upon trial work would no longer make the agreement economically viable for Acerus;
•	$5,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $50,000,000;
•	$7,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $75,000,000;
•	$10,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $100,000,000; and
•	$12,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $125,000,000.

The contingent consideration was valued at $3.2 million using a Monte Carlo simulation. The fair values of the net identifiable asset acquired totaled $10.5 million which will be amortized over eight years.

As of June 30, 2016, the accrued payable adjusted for the present value was $5.4 million and the contingent consideration held a value of $3.2 million.

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

Aytu considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market fund investments. Aytu’s investment policy is to preserve principal and maintain liquidity. The Company periodically monitors its positions with, and the credit quality of the financial institutions with which it invests. Periodically, throughout the year, Aytu has maintained balances in excess of federally insured limits.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

License Agreements and Royalties

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval, cumulative sales targets, and other projected milestones and are recognized at the time the milestones are achieved. Royalties will be recognized as revenue when earned.

Product & Service Sales

Aytu recognizes revenue from product and service sales when there is persuasive evidence that an arrangement exists, delivery has occurred or service has been rendered, the price is fixed or determinable and collectability is reasonably assured.

Estimated Sales Returns and Allowances

Aytu records estimated reductions in revenue for potential returns of products by customers. As a result, management must make estimates of potential future product returns and other allowances related to current period product revenue. In making such estimates, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. If management were to make different judgments or utilize different estimates, material differences in the amount of the Company’s reported revenue could result.

Accounts Receivable

Accounts receivable are recorded at their net realized value. Aytu evaluates collectability of accounts receivable on a quarterly basis and records a valuation allowance accordingly. As of June 30, 2016 we had an allowance for doubtful accounts of $41,000, and as of June 30, 2015, no allowance for doubtful accounts had been recorded. The Company had one customer whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended June 30, 2016, one customer accounted for 86% of net revenue. For the year ended June 30, 2015, one customer accounted for 83% of gross revenue.

At June 30, 2016, one customer accounted for 69% of gross accounts receivable. At June 30, 2015, one customer accounted for 99% of gross accounts receivable.

Inventories

Inventories are recorded at the lower of cost or market, with cost determined on a first-in, first-out basis. Aytu periodically reviews the composition of its inventories in order to identify obsolete, slow-moving or otherwise unsaleable items. If unsaleable items are observed and there are no alternate uses for the inventory, Aytu will record a write-down to net realizable value in the period that the impairment is first recognized.

Trading Securities

Trading securities are carried at fair value with unrealized gains and losses recorded in earnings.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Fixed Assets

Fixed assets are recorded at cost. After being placed in service, the fixed assets are depreciated using the straight-line method over estimated useful lives. Fixed assets consist of the following:

	Estimated Useful Lives in years	June 30,
		2016	2015
Office equipment and furniture	3 – 5	$201,000	$—
Lab equipment	3 – 5	90,000	90,000
Leasehold improvements	3	45,000	—
Manufacturing equipment	5	7,000	—
Less accumulated depreciation and amortization		(112,000)	(60,000)
Fixed assets, net		$231,000	$30,000

As of June 30, 2016, Aytu had $24,000 included in Office equipment and furniture for a new phone system and the new enterprise resource system, neither of which had been placed in service nor were being depreciated.

Aytu recorded the following depreciation expense in the respective periods:

	Year Ended June 30,
	2016	2015
Depreciation expense	$51,000	$27,000

In-Process Research and Development

In-process research and development (“IPRD”) relates to the Company’s Zertane product and clinical trial data acquired in connection with the 2011 acquisition of DMI BioSciences, Inc. (“DMI BioSciences”) by Ampio, the former parent company of Aytu. The $7,500,000 recorded was based on an independent, third party appraisal of the fair value of the assets acquired. IPRD was considered an indefinite-lived intangible asset and its fair value was assessed annually and written down if impaired. At the time the Zertane product obtained regulatory approval and commercial production began, IPRD would have been reclassified to an intangible that will be amortized over its estimated useful life. However, as of June 30, 2016, because we are directing our resources towards our commercial-stage products, the Company determined that this asset has no value as the Company does not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. The IPRD was expensed and is included in impairment of intangible assets in the accompanying statements of operations. The Company will try to market the Zertane asset to other pharmaceutical companies during fiscal year 2017 but there is no guarantee that the Company will be able to monetize this asset.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent third party appraisal, was $500,000. The Zertane patents were acquired in connection with the 2011 acquisition of DMI BioSciences and were being amortized over the remaining U.S. patent lives of approximately 11 years, which expires in March 2022. For the fiscal year ended June 30, 2016, because we are directing our resources towards our commercial-stage products, the Company determined that this asset had no value as the Company does not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. The remaining fair value of the Zertane patents have been expensed as of June 30, 2016.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

The cost of the Luoxis patents were $380,000 when they were acquired in connection with the 2013 formation of Luoxis and is being amortized over the remaining U.S. patent lives of approximately 15 years, which expires in March 2028. Patents consist of the following:

	June 30,
	2016	2015
Patents	$880,000	$880,000
Less accumulated amortization	(583,000)	(251,000)
Patents, net	$297,000	$629,000

Aytu recorded the following amortization expense in the respective periods:

	Year Ended June 30,
	2016	2015
Amortization expense	$332,000	$71,000

Future amortization from the year ended June 30, 2016 is as follows:

2017	$25,000
2018	25,000
2019	25,000
2020	25,000
2021	25,000
Thereafter	172,000
$297,000

Business Combinations

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations”, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquired business; and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

Goodwill

The ProstaScint and Primsol purchase price allocation was based upon an analysis of the fair value of the assets and liabilities acquired. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired required the use of estimates by management, and were based upon currently available data, as noted below.

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing the carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business,

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of ProstaScint that occurred on May 20, 2015 and Primsol that occurred on October 5, 2015. There was no impairment of goodwill for the year ended June 30, 2016.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowances, stock-based compensation, warrant valuation, purchase price allocation, valuation of contingent consideration, sales returns and allowances, useful lives of fixed assets and assumptions in evaluating impairment of definite and indefinite lived assets. Actual results could differ from these estimates.

Income Taxes

Aytu has been included in the consolidated tax returns of Ampio, the former parent company of Aytu, for tax years ended on or before December 31, 2015. As of January 2016, due to the decrease in Ampio’s ownership percentage of Aytu stock, Aytu will begin to file tax returns separate from Ampio. For all consolidated tax return periods, Aytu’s taxes are computed and reported on a “separate return” basis for these financial statements. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken are subject to audits by federal and state tax authorities. The Company has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax position, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon settlement with the taxing authority. The Company believes that it has no material uncertain tax positions. The Company’s policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-10, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“ASC 740-10”) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the Company has concluded that no significant tax position requires recognition under ASC 740-10.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation

Aytu accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the period of service using the graded method.

Research and Development

Research and development costs are expensed as incurred with expenses recorded in the respective period.

Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common shareholders by the weighted average number of common shares outstanding during that period. Diluted net loss per share reflects the potential of securities that could share in the net loss of Aytu. Basic and diluted loss per share was the same in 2016 and 2015. Although there were common stock equivalents of 2,523,929, and 8,553 shares outstanding at June 30, 2016 and 2015, respectively, consisting of stock options and warrants; they were not included in the calculation of the diluted net loss per share because they would have been anti-dilutive.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current assets and other liabilities approximate their fair value due to their short maturities. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows and assessment of the probability of occurrence of potential future events. The fair values of marketable securities is based on quoted market prices, if available, or estimated discounted future cash flows.

Derivative Liability

Aytu accounts for financial instruments (convertible debt with embedded derivative features — conversion options and conversion provisions) and related warrants by recording the fair value of each instrument in its entirety and recording the fair value of the warrant derivative liability. The fair value of the financial instruments and related warrants was calculated using a Monte Carlo based valuation model. We recorded a derivative expense at the inception of the instrument reflecting the difference between the fair value and cash received. Changes in the fair value in subsequent periods will be recorded as unrealized gain or loss on fair value of debt instruments for the financial instruments and to derivative income or expense for the warrants.

The fair value of the warrants issued to the placement agents in connection with the registered offering were valued using the Black-Scholes valuation methodology. Changes in the fair value in subsequent periods were recorded to derivative income or expense.

Impairment of Long-Lived Assets

Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted future cash flows.

Indefinite-lived intangible assets, including acquired IPR&D, are tested for impairment annually or more frequently if events or changes in circumstances between annual tests indicate that the asset may be impaired. Impairment losses on indefinite-lived intangible assets are recognized based solely on a comparison of the fair value of the asset to its carrying value, without consideration of any recoverability test.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Based on the Company’s evaluation as of June 30, 2016, an impairment existed for IPRD as we do not anticipate any future cash flows from this asset (see In-Process Research and Development). As of June 30, 2015, there had been no impairment for long-lived assets.

Adoption of Newly Issued Accounting Pronouncements

In September 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” which requires that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2015 and early adoption is permitted. As of March 31, 2016, the Company has early adopted this standard, there was no material impact on our financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. The amendments in the update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction of the carrying amount of the debt. Recognition and measurement of debt issuance costs were not affected by this amendment. In August 2015, FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements —  Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” which clarified that the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015. During the quarter ended September 30, 2015, the Company early adopted this standard and recorded debt issuance costs as a debt discount. There was no impact on the Company’s financial statements related to this adoption as the Company did not have any debt issuance costs prior to adoption.

In November 2015, the FASB issued ASU No. 2015-17 regarding ASC Topic 470 “Income Taxes: Balance Sheet Classification of Deferred Taxes.” The amendments in ASU 2015-17 eliminate the requirement to bifurcate deferred taxes between current and non-current on the balance sheet and require that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The amendments for ASU-2015-17 can be applied retrospectively or prospectively and early adoption is permitted. Aytu early adopted ASU 2015-17 and there was no material impact on its financial statements.

Recently Issued Accounting Pronouncements, Not Adopted as of June 30, 2016

In March 2016, the FASB issued ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting”. The standard includes multiple provisions intended to simplify various aspects of the accounting for share based payments. The amendments are expected to significantly impact net income, earnings per share, and the statement of cash flows. Implementation and administration may present challenges to companies with significant share based payment activities. The amendments are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted in any interim or annual period,

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this standard on its financial statements however, the Company believes that the impact will not be material.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its adoption of this standard on its financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which requires that all equity investments be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU 2015-11 is required to be applied prospectively and early adoption is permitted. The adoption of ASU 2015-11 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact the adoption of ASU 2014-15 will have on its financial statements.

In May 2014, the FASB issuing ASU 2014-09, Topic 606, Revenue from Contracts with Customers (the “New Revenue Standard”). The amendments in this ASU provide a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the new ASU is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

also required. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the New Revenue Standard. In 2016, the FASB issued ASU 2016-08, ASU 2016-10, ASU 2016-11, and ASU 2016-12 to clarify, among other things, the implementation guidance related to principal versus agent considerations, identifying performance obligations, and accounting for licenses of intellectual property. The New Revenue Standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is not permitted. The amendments in this update are to be applied on a retrospective basis, either to each prior reporting period presented or by presenting the cumulative effect of applying the update recognized at the date of initial application.

The New Revenue Standard will be effective for the Company in fiscal 2019. The Company is evaluating the adoption methodology and the impact of this ASU on its financial statements.

Note 3 — Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $28.2 million and net cash used in operations of $10.7 million for the year ended June 30, 2016, and stockholders’ equity of $10.1 million and an accumulated deficit of $46.6 million at June 30, 2016. In addition, the Company is in the early stage of commercialization and has not yet generated any profits. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on management’s plans, which include continuing to raise equity-based financing. There is no assurance that the Company will be successful in accomplishing this objective.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 — License Agreement/Revenue Recognition

During 2011, Ampio entered into a license, development and commercialization agreement with a major Korean pharmaceutical company which was assigned to Vyrix when it was formed in 2013. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of premature ejaculation (“PE”) and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug. Upon signing of the agreement, Ampio received a $500,000 upfront payment, the net proceeds of which were $418,000 after withholding of Korean tax. The upfront payment was deferred and was being recognized as license revenue over a ten-year period. Milestone payments of $3.2 million could have been earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which could have taken several years. In addition, Aytu could have earned a royalty based on 25% of net sales, as defined, if the royalty exceeded the transfer price of the Zertane product. No royalties have been earned to date.

In April 2014, Vyrix entered into a Distribution and License Agreement (the “Paladin Agreement”) with Endo Ventures Limited, which acquired Paladin Labs Inc. (“Paladin”), whereby Paladin has exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub Saharan Africa, Colombia and Latin America. The Paladin Agreement expires on a country by country basis upon the later of 15 years after the first commercial sale of the product in that country or expiration of market exclusivity for Zertane in that country. Paladin paid $250,000 to Vyrix upon signing the Paladin Agreement and is obligated to make milestone payments aggregating up to $3,025,000 based upon achieving Canadian and South African product regulatory approval and achieving specific sales goals. The upfront payment was

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 4 — License Agreement/Revenue Recognition  – (continued)

deferred and was being recognized as license revenue over a seven-year period. In addition, the Paladin Agreement provides that Paladin pay royalties based on sales volume.

At the end of fiscal 2016, Aytu determined that the Zertane asset has no value as Aytu does not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. The remaining deferred revenue of $426,000 was recognized as of June 30, 2016.

Note 5 — Fair Value Considerations

Aytu’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, convertible promissory notes and warrant derivative liability. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The fair value of the convertible notes was approximately the face value of the notes (see Note 8 for more information). The valuation policies are determined by the Chief Financial Officer and approved by the Company’s Board of Directors.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Aytu. Unobservable inputs are inputs that reflect Aytu’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;
Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and
Level 3:	Unobservable inputs that are supported by little or no market activity.

Aytu’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Aytu’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. Aytu has consistently applied the valuation techniques discussed below in all periods presented.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 5 — Fair Value Considerations  – (continued)

The following table presents Aytu’s financial liabilities that were accounted for at fair value on a recurring basis as of June 30, 2016, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
June 30, 2016
ASSETS
Investment in Acerus	$1,041,000	$—	$—	$1,041,000
LIABILITIES
Warrant derivative liability	$—	$—	$276,000	$276,000
Contingent consideration	$—	$—	$3,869,000	$3,869,000
June 30, 2015
ASSETS
Investment in Acerus	$—	$—	$—	$—
LIABILITIES
Warrant derivative liability	$—	$—	$—	$—
Contingent consideration	$—	$—	$664,000	$664,000

The estimated fair value of the Company’s investment, which is classified as Level 1 (quoted price is available), was $1,041,000 as of June 30, 2016. The estimated fair value of the Company’s marketable securities is determined using the quoted price in the active market based on the closing price as of the balance sheet date.

As of June 30, 2016	Maturity in Years	Initial Cost	Unrealized		Fair Value
			Gains	Losses
Investment in Acerus	Less than 1 year	$2,013,000	$0	$(972,000)	$1,041,000

The warrant derivative liability for the warrants was valued using the Black-Scholes valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions in valuing the warrant derivative liability were based on estimates of the value of Aytu common stock, the exercise price of $6.00, the term of 5 years, volatility of 75% and a risk free interest rate of 1.32% at issuance. At June 30, 2016, these warrants were re-valued with an adjusted term of 4.84 years, volatility of 75% and a risk free interest rate of 0.986%.

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair valued hierarchy:

Derivative Instruments
Balance as of June 30, 2015	$—
Warrant issuances	400,000
Reclassification of warrant liability to equity upon note conversion	(137,000)
Change in fair value included in earnings	13,000
Balance as of June 30, 2016	$276,000

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 6 — Income Taxes

As previously discussed in Note 2 — Summary of Significant Accounting Policies, the Company has been included in the consolidated tax returns of Ampio for tax years ended on or before December 31, 2015. Beginning in January 2016, Aytu will file tax returns separate from Ampio. For all consolidated tax return periods, the Company’s taxes have been computed and reported on a “separate return” basis. Ampio and Aytu do not have a tax sharing agreement. Accordingly, certain tax attributes, e.g., net operating loss carryforwards, reflected in these financial statements, may or may not be available to Aytu. In January 2016, Ampio’s ownership fell below 80% so that Aytu will no longer be included in the Ampio consolidated income tax return. The deconsolidation resulted in approximately $4.5 million of the net operating loss carryforwards originating prior to the incorporation of Vyrix and Luoxis to no longer be available to Aytu. Upon deconsolidation, the deferred income tax asset and related valuation allowance for these pre-incorporation net operating losses have been removed.

Income tax benefit resulting from applying statutory rates in jurisdictions in which Aytu is taxed (Federal and State of Colorado) differs from the income tax provision (benefit) in the Aytu’s financial statements. The following table reflects the reconciliation for the respective periods:

	Year Ended June 30,
	2016		2015
Benefit at statutory rate	$(9,581,229)	(34.00)%	$(2,634,087)	(34.00)%
State income taxes, net of federal benefit	(853,203)	(3.03)%	(216,183)	(2.79)%
Stock based compensation	7,156	0.03%	426,725	5.51%
Interest on convertible debt	75,148	0.27%	—	0.00%
Change in valuation allowance	8,672,155	30.77%	2,397,527	30.95%
Reduction of net operating losses upon deconsolidation	1,674,110	5.94%	—	0.00%
Other	5,863	0.02%	2,108	0.03%
Net income tax provision (benefit)	$—	0.00%	$(23,910)	(0.30)%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows for the respective periods:

	2016	2015
Deferred tax assets (liabilities):
Deferred revenue	$—	$190,000
Deferred rent	5,000	—
Accrued expenses	445,000	73,000
Net operating loss carry forward	9,202,000	6,337,000
Intangibles	606,000	453,000
Share-based compensation	327,000	—
Acquired in-process research and development	—	(2,779,000)
Unrealized loss on investment	360,000	—
Warrant liability	153,000	—
Inventory	192,000	—
Allowance for doubtful accounts	15,000	—
Total deferred income tax assets (liabilities)	11,305,000	4,274,000
Less: Valuation allowance	(11,305,000)	(4,274,000)
Total deferred income tax assets (liabilities)	$—	$—

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 6 — Income Taxes  – (continued)

Aytu has recorded income tax benefits in its statements of operations since inception, stemming from its operating losses, and is expected to incur operating losses for the foreseeable future. During the year ended June 30, 2015, the net deferred tax liability was reduced to zero based upon the operating losses, thus Aytu established a valuation allowance offsetting any future net deferred tax asset. As such, Aytu would no longer record income tax benefits in its results of operations after the year ended June 30, 2015 because management is currently unable to conclude that it is more likely than not that a benefit will be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carry back opportunities and tax planning strategies in making the assessment. The Company believes it is more likely than not it will realize the benefits of these deductible differences, net of the valuation allowance provided.

The Company has federal net operating loss carryforwards of approximately $24.8 million and $17.1 million as of June 30, 2016 and June 30, 2015, respectively that, subject to limitation, may be available in future tax years to offset taxable income. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2032 through 2035. Net operating loss carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOLs generated as such NOLs are utilized. Under the provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may result in limitations on the amount of NOL carryforwards that can be utilized in future years.

As of June 30, 2016 and 2015, the Company has no liability for gross unrecognized tax benefits or related interest and penalties.

Aytu has made its best estimates of certain income tax amounts included in the financial statements. Application of the Company’s accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, could differ from these estimates. In arriving at its estimates, factors the Company considers include how accurate the estimates or assumptions have been in the past, how much the estimates or assumptions have changed and how reasonably likely such changes may have a material impact. Aytu has been historically included in the Ampio consolidated tax return. Under the general statute of limitations, the Company would not be subject to federal or Colorado income tax examinations for years prior to 2012 and 2011, respectively. However, given the net operating losses generated since inception, all tax years since inception are subject to examination.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 7 — Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table as of June 30, 2016:

	Total	2017	2018	2019	2020	2021	Thereafter
Prescription Database	$1,902,000	$731,000	$598,000	$573,000	$—	$—	$—
Natesto	8,500,000	6,000,000	—	—	2,500,000	—	—
Manufacturing agreement	3,000,000	2,000,000	500,000	500,000	—	—	—
Service agreement	204,000	204,000	—	—	—	—	—
Primsol	750,000	750,000	—	—	—	—	—
Office Lease	317,000	142,000	145,000	30,000	—	—	—
Sponsored research agreement with related party	70,000	70,000	—	—	—	—	—
	$14,743,000	$9,897,000	$1,243,000	$1,103,000	$2,500,000	$—	$—

Prescription Database

In May 2016, Aytu entered into an agreement with a company that will provide Aytu with prescription database information, whereby Aytu agreed to pay approximately $1,902,000 over three years for access to the database of prescriptions written for Natesto.

Natesto

In April 2016, the Company entered into an agreement with Acerus whereby Aytu agreed to pay $8,000,000 for the exclusive U.S. rights to Natesto of which $6,000,000 is payable in fiscal year 2017. Additionally, Aytu is required to make the first milestone payment even if the milestone is not reached.

Manufacturing Agreement

On October 8, 2015, Aytu and Biovest International, Inc., or Biovest, entered into a Master Services Agreement, pursuant to which Biovest is to provide manufacturing services to us for ProstaScint. In conjunction with entering into the agreement, we submitted a work order to Biovest to provide us with active pharmaceutical ingredient for ProstaScint over a four-year period at a total cost of $5.0 million, of which we paid $1.0 million upon submission of the work order and $500,000 in each of January and April 2016. We will pay an additional $2,000,000 in fiscal 2017, and $500,000 in both fiscal 2018 and 2019.

Service Agreement

In July 2015, Aytu entered into agreements with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. These agreements will be in effect until they are terminated in writing by both parties. This agreement was amended in April 2016, which reduced the monthly amount to $18,000. This agreement was amended again in July 2016, which reduced the monthly amount to approximately $17,000 per month. For the years ended June 30, 2016 and 2015, the Company paid approximately $310,000 for this service agreement.

Primsol

In October 2015, Aytu entered into an asset purchase agreement with FSC Laboratories, Inc., or FSC. Pursuant to the agreement, we purchased assets related to FSC’s product known as Primsol (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 7 — Commitments and Contingencies  – (continued)

certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing. We paid $500,000 at closing for the Primsol Business and we paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also paid $500,000 on April 1, 2016 and $500,000 on July 1, 2016 and must pay $250,000 no later than September 30, 2016 (together, the “Installment Payments”), for a total purchase price of $1,892,000. This amount is included in accounts payable and accrued liabilities on the balance sheet.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease for a space in Raleigh, North Carolina. This lease has initial base rent of $3,000 a month, with total base rent over the term of the lease of approximately $112,000. In August 2015, the Company entered into a 37 month operating lease in Englewood, Colorado effective September 1, 2015. This lease has an initial base rent of $9,000 a month with a total base rent over the term of the lease of approximately $318,000 which includes rent abatements. The Company recognizes rental expense of the facilities on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

	Year Ended June 30,
	2016	2015
Rent expense	$120,000	$51,000

Sponsored Research Agreement with Related Party

Aytu entered into a Sponsored Research Agreement with Trauma Research LLC (“TRLLC”), a related party, in June 2013. Under the terms of the Sponsored Research Agreement, TRLLC agreed to work collaboratively in advancing the RedoxSYS System diagnostic platform through research and development efforts. The Sponsored Research Agreement may be terminated without cause by either party on 30 days’ notice.

Note 8 — Convertible Promissory Notes

Convertible Promissory Notes

During July and August 2015, Aytu closed on note purchase agreements with institutional and high net worth individual investors for the purchase and sale of convertible promissory notes (“Notes”) with an aggregate principal amount of $5.2 million. The sale of the Notes was pursuant to a private placement. Debt issuance costs totaled $401,000, which include the $103,000 fair value of the placement agent warrants.

The Notes were an unsecured obligation. Aytu did not have the right to prepay the Notes prior to the maturity date. Interest accrued on the Notes in the following amounts: (i) 8% simple interest per annum for the first six months and (ii) 12% simple interest per annum thereafter if not converted during the first nine months. Interest accrued, was payable with the principal upon maturity, conversion or acceleration of the Notes and could have been paid in kind or in cash, in Aytu’s sole discretion.

Placement agents for the offerings sold the institutional portion of the offering of the Notes. Aytu sold the balance of the Notes to individuals and entities with whom Aytu has an established relationship. For Notes sold by the placement agent, Aytu paid the placement agent 8% of the gross proceeds of Notes sold by the placement agents and is obligated to issue warrants for an amount of shares to be equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the Notes issued to investors introduced to the Company by the private placement agents in the private placement, in addition to a previously paid non-refundable retainer fee of $20,000. The placement agent warrants had a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to the conversion price per share at which the Notes are converted into common stock. Change in fair value is recorded in earnings. Fair value at the grant date was recorded as a debt discount and amortized over the term of the debt.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 8 — Convertible Promissory Notes  – (continued)

The warrants were recorded at fair value as long-term liabilities on the Balance Sheet (see Note 5).

Upon Aytu’s adoption of ASU 2015-3, the issuance costs associated with the Notes were recorded as a long-term liability and were presented in the Balance Sheet as a direct reduction of the carrying amount of the Notes on their inception date.

Pursuant to the terms of the convertible promissory note agreements, if Aytu sold equity securities at any time while the notes were outstanding in a financing transaction that was not a Qualified Financing (a public offering of Aytu stock resulting in gross proceeds of at least $5.0 million (excluding indebtedness converted in such financing) prior to the maturity date of the Notes), the holders of the convertible promissory notes had the option, but not the obligation, to convert the outstanding principal and accrued interest as of the closing of such financings into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63. As a result of Aytu’s sale of common stock on January 20, 2016, the Company was obligated to provide notice to the above-referenced noteholders of such stock sales. In accordance with the convertible note terms, for a period of ten business days (which was extended to 15 business days by the Company, or February 10, 2016) following receipt of the notice, noteholders had the option to convert their entire balance (inclusive of accrued but unpaid interest) into a number of shares of Aytu common stock equal to 120% of the number of shares calculated by dividing such note balance by $7.80, which was the per share purchase price paid in the equity financing described above. On February 10, 2015, the date of the conversion, an aggregate of $4,125,000 of principal and $143,000 of accrued interest on the notes converted into an aggregate of 656,591 shares of Aytu’s common stock under the original terms of the agreement.

In May 2016, Aytu completed a registered public offering which was considered a Qualified Financing and all outstanding notes were forced to convert into the same arrangement that was given in the offering. At the insistence of the underwriters of the offering, all outstanding noteholders had signed lockup agreements which granted them an extra 10% on the conversion increasing it to 130% of shares calculated by dividing such note balance by $4.80, which was the per share purchase price in the registered offering. On May 6, 2016, the date of conversion, an aggregate of $1,050,000 of principal and $78,000 of accrued interest on the notes converted into an aggregate of 305,559 shares of Aytu’s common stock and 305,559 warrants according to the terms of the agreement.

In connection with the conversion of the Aytu notes, Aytu was obligated to issue to the placement agents for the convertible note offering warrants for an amount of shares equal to 8% of the number of shares of Aytu’s common stock for the notes sold by the placement agents issued upon conversion of the notes. As a result of the optional note conversion, on February 10, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 22,254 shares of our common stock at an exercise price of $7.80 per share. As a result of the second note conversion, on May 6, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 22,564 shares of our common stock at an exercise price of $4.80 per share. These warrants are exercisable for five years from the date of issuance of the related notes in July and August 2015. The warrants have a cashless exercise feature.

Also in connection with the conversion of the notes, Aytu recorded a beneficial conversion feature of $4.9 million which was recorded as a debt discount; this amount represents that carrying amount of the notes at the date of conversion. The beneficial conversion feature was expensed upon conversion of the notes to interest expense.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 9 — Common Stock

Capital Stock

At June 30, 2016 and 2015, Aytu had 100 million and 300 million shares, respectively, of common stock authorized with a par value of $0.0001 per share and 50 million shares of preferred stock authorized with a par value of $0.0001 per share. In May 2016, the Aytu shareholders voted to reduce the authorized common stock outstanding from 300 million to 100 million shares.

In May 2016, we raised gross proceeds of approximately $7.5 million through a public offering of 1,562,500 Units, offering costs totaled $1.2 million resulting in net proceeds of $6.3 million. Each Unit consists of one share of Aytu common stock and a warrant to purchase one share of Aytu common stock. The common stock issued had a relative fair value of $4.2 million. The warrants have an exercise price of $6.00 per share and will expire five years from the date of issuance. These warrants have a relative fair value of $2.1 million. We also granted the underwriters a 45-day option (the Over-Allotment Option) to purchase up an additional 234,375 shares of common stock and/or warrants. The underwriters exercised 170,822 of this over-allotment option for the warrants and paid $0.12 per over-allotment warrant. These warrants have the same terms as the warrants offered in the registered offering. These warrants have a relative fair value of $20,000, which was the purchase price per the underwriting agreement.

On June 30, 2016, Aytu effected a reverse stock split in which each common stock holder received one share of common stock for each 12 shares. All share and per share amounts for all periods presented in this report have been adjusted to reflect the effect of this reverse stock split.

Note 10 — Equity Instruments

Options

Prior to the Merger, Aytu had two approved stock option plans (Luoxis 2013 Stock Option Plan and Vyrix 2013 Stock Option Plan), pursuant to which Aytu had reserved a total of 143,236 shares of common stock, both of which were terminated on April 16, 2015 upon the closing of the Merger.

The Luoxis options that were in the money and all outstanding Vyrix options issued under the 2013 Option Plans were accelerated and cancelled in connection with the Merger. Option holders received a cash payment per option share equal to the difference between the consideration payable per share of common stock pursuant to the Merger and the exercise price of the option, if the consideration paid to holders of common stock was less than the exercise price of such options, no amount was paid to the option holder in connection with the cancellation. The cash payment during the period ended June 30, 2015 was $27,000. The Company recognized compensation of $422,000 and $189,000 related to the Luoxis and Vyrix options that had accelerated vesting as of the Merger date.

The Luoxis options that were not paid out were terminated pursuant to the terms of the 2013 Luoxis Option Plan. The Company treated these options as pre-vesting forfeitures and $433,000 of previously recognized compensation was reversed.

On June 1, 2015, Aytu’s stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 833,334 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

Pursuant to the 2015 Stock Plan, 833,334 shares of its common stock, were reserved for issuance. The fair value of the options was calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 10 — Equity Instruments  – (continued)

Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The assumptions are as follows:

	Year Ended June 30,
	2016	2015
Expected volatility	75%	—
Risk free interest rate	1.16% – 1.90%	—
Expected term (years)	3.75 – 6.25	—
Dividend yield	0%	—
Forfeiture rate	0%	—

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2015	—	$—
Granted	326,469	$18.01
Exercised	—	$—
Forfeited/Cancelled	(4,167)	$18.12
Outstanding June 30, 2016	322,302	$18.01	9.33
Exercisable at June 30, 2016	139,798	$16.76	9.42
Available for grant at June 30, 2016	511,032

The following table details the options outstanding at June 30, 2016 by range of exercise prices:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life of Options Outstanding	Number of Options Exercisable	Weighted Average Exercise Price
$6.72	16,668	$6.72	9.79	16,668	$6.72
$18.12	301,467	$18.12	9.37	123,130	$18.12
$55.56	4,167	$55.56	4.11	—	$—
	322,302	$18.01	9.33	139,798	$16.76

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 10 — Equity Instruments  – (continued)

Stock-based compensation expense related to the fair value of stock options was included in the statements of operations as research and development expenses and sales, general and administrative expenses as set forth in the table below. Aytu determined the fair value as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the years ended June 30 2016 and 2015:

	Year Ended June 30,
	2016	2015
Research and development expenses
Stock options	$89,000	$519,000
Selling, general and administrative expenses
Stock options	814,000	499,000
	$903,000	$1,018,000
Unrecognized expense at June 30, 2016	$1,267,000
Weighted average remaining years to vest	2.66

Warrants

A summary of all warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2014	8,553	$54.36	3.92
Granted in fiscal 2015	—	—
Expired in fiscal 2015	—	—
Outstanding June 30, 2015	8,553	$54.36	2.92
Warrants issued to placement agents for convertible promissory notes	22,254	$7.80
Warrants issued to investors in connection with the registered offering	1,733,322	$6.00
Warrants issued to placement agents for convertible promissory notes	22,564	$4.80
Warrants issued to placement agents for the registered offering	109,375	$6.00
Warrants issued to convertible note holders who converted May 5, 2016	305,559	$6.00
Outstanding June 30, 2016	2,201,627	$6.19	4.71

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 10 — Equity Instruments  – (continued)

In connection with our private placement of approximately $5.2 million of convertible notes in July and August 2015, the Company was obligated to issue to the placement agents’ warrants for an amount of shares equal to 8% of the number of shares of our common stock issued upon conversion of the notes and any accrued interest. The placement agents warrants have a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to 100% of the price per share at which equity securities were sold in our next equity financing, and provide for cashless exercise.

In connection with the conversions of the notes in February 2016 and May 2016, which were triggered by an equity financing in January 2016 and our public offering of common stock and warrants in May 2016, respectively, we issued warrants to the placement agents to purchase an aggregate of 22,254 shares of our common stock at an exercise price of $7.80 per share, and an aggregate of 22,564 shares of our common stock at an exercise price of $4.80 per share. These warrants have a fair value of $87,000 and $50,000, respectively. As discussed in Note 5, these amount were reclassified from liability accounting to equity upon the second conversion of the convertible notes in May 2016.

Also in connection with the conversion of the notes in May 2016, the noteholders that converted also received 305,559 warrants (see Note 8). These warrants have a term of five years with an exercise price of $6.00 per share. These warrants are accounted for under equity treatment and have a fair value of $480,000.

In connection with our May 2016 public offering, we issued warrants to purchase an aggregate of 109,375 shares of common stock at an exercise price of $6.00 and a term of five years to the underwriters of the public offering. These warrants are accounted for under liability accounting and are fair valued at each reporting period (see Note 5). At June 30, 2016, these warrants had a fair value of $276,000.

Also in connection with our May 2016 public offering, we issued to investors warrants to purchase an aggregate of 1,733,322 shares of common stock, which includes the over-allotment warrants, at an exercise price of $6.00 with a term of five years. These warrants are accounted for under equity treatment (see Note 9).

The warrants issued in connection with our registered offering are all registered and tradable on the OTCQX under the ticker symbol “AYTUW”.

All warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The assumptions are as follows:

	Year Ended June 30,
	2016	2015
Expected volatility	75%	—
Risk free interest rate	1.07 – 1.76%	—
Contractual term (years)	4.2 – 5.0	—
Dividend yield	0%	—

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 11 — Related Party Transactions

Ampio Loan Agreements

In November 2013, Vyrix entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Vyrix up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Vyrix may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Vyrix common stock at the fair market value per share of Vyrix common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $1,600,000 with interest rates from 3.11% – 3.32%. On April 16, 2015, in connection with the closing of the Merger, Ampio released Vyrix from its then outstanding obligation of $4,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

In March 2014, Luoxis entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Luoxis $3,000,000. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Luoxis may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Luoxis common stock at the fair market value per share of Luoxis common stock, as determined by the Ampio board of directors, as of such conversion date. As of June 30, 2014, the amount advanced was $3,000,000 with interest rates from 3.11% – 3.32%. On April 16, 2015, in connection with the closing of the Merger, Ampio released Luoxis from its then outstanding obligation of $8,000,000 under the loan agreement as consideration of its share purchase, and the loan agreement was terminated.

On April 16, 2015, Ampio received 396,816 shares of common stock of Aytu for (i) issuance to Aytu of a promissory note from Ampio in the principal amount of $10,000,000, maturing on the first anniversary of the Merger, (ii) cancellation of indebtedness of Luoxis to Ampio in the amount of $8,000,000; and (iii) cancellation of indebtedness of Vyrix to Ampio in the amount of $4,000,000.

Services Agreement

The Company has service agreements with Ampio which are described in Note 7.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in January 2015 and provides for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the Oxidation Reduction Potential platform. In March 2014, Luoxis also agreed to pay a sum of $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet; as of September 2014, this amount had been paid in full. This agreement is set to expire in March 2019 but can be terminated earlier but not until after March 2017.

AYTU BIOSCIENCE, INC

Notes to the Financial Statements

Note 12 — Employee Benefit Plan

Aytu has a 401(k) plan that allows participants to contribute a portion of their salary, subject to eligibility requirements and annual IRS limits. As of June 30, 2016, Aytu does not match employee contributions. Starting in fiscal 2017, the Company will match 50% of the first 6% contributed to the plan by employees.

Note 13 — Subsequent Events

In July 2016, Aytu cancelled and re-issued certain outstanding stock option agreements as well as issued an additional 441,999 stock options to executives, employees, directors and consultants. Aytu also issued 1.0 million shares of restricted stock to executive officers and directors.

On July 27, 2016, we entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company. Upon signing the Purchase Agreement, Lincoln Park agreed to purchase 133,690 shares of our common stock for $500,000 as an initial purchase under the agreement.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right to sell to and Lincoln Park is obligated to purchase up to an additional $10.0 million in amounts of shares of our common stock (“Common Stock”), subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed.

In connection with the Purchase Agreement, we issued as a commitment fee to Lincoln Park 52,500 shares of Common Stock. Joseph Gunnar & Co., LLC (“Joseph Gunnar”) and Fordham Financial Management, Inc. (“Fordham”) acted as Financial Advisor on our behalf. Upon the execution of the Purchase Agreement, we paid $50,000 to Joseph Gunnar and $50,000 to Fordham. Upon the earlier of six months from the execution of the Purchase Agreement or upon the effectiveness of the resale registration statement to be filed pursuant to the Registration Rights Agreement, we will pay an additional $50,000 to Joseph Gunnar and $50,000 to Fordham.

Annex B

UNAUDITED INTERIM FINANCIAL STATEMENTS

•	Balance Sheets
•	Statements of Operations
•	Statements of Stockholders’ Equity (Deficit)
•	Statements of Cash Flows
•	Notes to the Unaudited Interim Financial Statements

AYTU BIOSCIENCE, INC.

Balance Sheets

	September 30, 2016	June 30, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,749,213	$8,054,190
Restricted cash	75,031	—
Accounts receivable, net	509,440	162,427
Inventory, net	585,357	524,707
Prepaid expenses and other	553,083	215,558
Prepaid research and development – related party (Note 10)	121,983	121,983
Investment in Acerus	1,769,462	1,041,362
Total current assets	6,363,569	10,120,227
Fixed assets, net	313,185	231,430
Developed technology, net	1,118,319	1,159,736
Customer contracts, net	1,301,625	1,353,375
Trade names, net	186,639	194,472
Natesto asset, net	10,220,116	10,549,797
Goodwill	221,000	221,000
Patents, net	290,278	296,611
Long-term portion of prepaid research and development – related party (Note 10)	182,975	213,471
Deposits	2,888	2,888
	13,837,025	14,222,780
Total assets	$20,200,594	$24,343,007
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$2,507,696	$3,519,711
Natesto payable	5,685,191	5,379,675
Accrued compensation	532,138	1,200,930
Deferred rent	5,944	4,109
Total current liabilities	8,730,969	10,104,425
Contingent consideration	3,929,921	3,869,122
Deferred rent	6,455	8,215
Warrant derivative liability	346,600	275,992
Total liabilities	13,013,945	14,257,754
Commitments and contingencies (Note 6)
Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	—	—
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 5,110,591 (unaudited) and 3,741,944, respectively as of September 30, 2016 and June 30, 2016	511	374
Additional paid-in capital	59,471,953	56,646,304
Accumulated deficit	(52,285,815)	(46,561,425)
Total stockholders’ equity	7,186,649	10,085,253
Total liabilities and stockholders’ equity	$20,200,594	$24,343,007

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Operations
(unaudited)

	Three Months Ended September 30,
	2016	2015
Product and service revenue	$697,980	$465,956
License revenue	—	21,429
Total revenue	697,980	487,385
Operating expenses
Cost of sales	191,924	37,325
Research and development	232,022	855,874
Research and development – related party (Note 10)	47,998	47,998
Sales, general and administrative	5,704,750	1,563,179
Sales, general and administrative – related party (Note 10)	50,772	88,625
Amortization of intangible assets	437,014	57,447
Total operating expenses	6,664,480	2,650,448
Loss from operations	(5,966,500)	(2,163,063)
Other income (expense)
Interest (expense)	(415,381)	(113,253)
Derivative (expense) income	(70,609)	128
Unrealized gain on investment	728,100	—
Total other income (expense)	242,110	(113,125)
Net loss	$(5,724,390)	$(2,276,188)
Weighted average number of Aytu common shares outstanding	4,898,748	1,188,307
Basic and diluted Aytu net loss per common share	$(1.17)	$(1.92)

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statement of Stockholders’ Equity

	Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – June 30, 2016	3,741,944	$374	$56,646,304	$(46,561,425)	$10,085,253
Lincoln Park Capital stock issuance, net of issuance costs of $24,247 (unaudited)	226,190	23	607,211	—	607,234
Stock-based compensation (unaudited)	—	—	1,043,713	—	1,043,713
Issuance of restricted stock (unaudited)	1,000,000	100	75,366	—	75,466
Common stock issued to executives (unaudited)	142,457	14	509,982	—	509,996
Issuance of warrants to initial investors (unaudited)	—	—	589,377	—	589,377
Net loss (unaudited)	—	—	—	(5,724,390)	(5,724,390)
Balance – September 30, 2016 (unaudited)	5,110,591	$511	$59,471,953	$(52,285,815)	$7,186,649

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Statements of Cash Flows
(unaudited)

	Three Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(5,724,390)	$(2,276,188)
Stock-based compensation expense	1,043,712	68,322
Issuance of restricted stock	75,466	—
Depreciation, amortization and accretion	822,161	129,049
Derivative expense	70,609	(128)
Amortization of prepaid research and development – related party (Note 10)	30,496	30,496
Unrealized (gain) on investment	(728,100)	—
Compensation through issuance of stock	509,996	—
Issuance of warrants to initial investors	589,377	—
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(347,013)	(10,872)
(Increase) in inventory	(60,650)	(454,638)
(Increase) decrease in prepaid expenses and other	(337,525)	10,357
(Decrease) in accounts payable and accrued liabilities	(607,881)	(121,684)
(Decrease) increase in accrued compensation	(668,792)	420,538
Increase (decrease) in interest payable	—	57,637
Increase in deferred rent	75	11,379
(Decrease) in deferred revenue	—	(21,428)
Net cash used in operating activities	(5,332,459)	(2,157,160)
Cash flows used in investing activities
Purchases of property and equipment	(4,721)	(3,554)
Installment payment for Primsol asset	(500,000)	—
Net cash used in investing activities	(504,721)	(3,554)
Cash flows from financing activities
Issuance of common stock to Lincoln Park Capital	631,481	—
Costs related to sale of common stock	(24,247)	—
Proceeds from convertible promissory notes (Note 7)	—	5,175,000
Debt issuance costs (Note 7)	—	(298,322)
Net cash provided by financing activities	607,234	4,876,678
Net change in cash and cash equivalents	(5,229,946)	2,715,964
Cash and cash equivalents at beginning of period	8,054,190	7,353,061
Cash and cash equivalents at end of period	$2,824,244	$10,069,025
Non-cash transactions:
Warrant derivative liability related to the issuance of the convertible promissory notes (Note 7)	$—	$102,931
Primsol accretion included in accounts payable	$49,126	$—
Fixed assets included in accounts payable	$95,866	$—

The accompanying notes are an integral part of these financial statements.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Basis of Presentation and Business Combinations

Business

Aytu BioScience, Inc. (“Aytu”, the “Company” or “we”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. Aytu is currently focused on addressing significant medical needs in the areas of hypogonadism, urological cancers, urinary tract infections, and male infertility.

Basis of Presentation

These unaudited financial statements represent the financial statements of Aytu. These unaudited financial statements should be read in conjunction with Aytu’s Annual Report on Form 10-K for the year ended June 30, 2016, which included all disclosures required by generally accepted accounting principles (“GAAP”). In the opinion of management, these unaudited financial statements contain all adjustments necessary to present fairly the financial position of Aytu for the balance sheet, the results of operations and cash flows for the interim periods presented. The results of operations for the period ended September 30, 2016 are not necessarily indicative of expected operating results for the full year. The information presented throughout this report as of and for the period ended September 30, 2016 is unaudited.

Through a multi-step reverse triangular merger, on April 16, 2015, Vyrix Pharmaceuticals, Inc. (“Vyrix”) and Luoxis Diagnostics, Inc. (“Luoxis”) merged with and into our Company (herein referred to as the Merger) and we abandoned our pre-merger business plans to solely pursue the specialty healthcare market, including the business of Vyrix and Luoxis. In the Merger, we acquired the RedoxSYS, MiOXSYS and Zertane products. On June 8, 2015, we reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and effected a reverse stock split in which each common stockholder received one share of common stock for every 12.174 shares outstanding. On June 30, 2016, Aytu effected another reverse stock split in which each common stockholder received one share of common stock for every 12 shares outstanding (herein referred to collectively as the “Reverse Stock Splits”). All share and per share amounts in this report have been adjusted to reflect the effect of these Reverse Stock Splits.

Business Combination — ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (the “Seller”). Pursuant to the agreement, Aytu purchased assets related to the Seller’s product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business”), and assumed certain of the Seller’s liabilities, including those related to product approvals and the sale and marketing of ProstaScint.

The purchase price consisted of the upfront payment of $1.0 million. Aytu also paid an additional $500,000 for the ProstaScint-related product inventory and $227,000 (which represents a portion of certain FDA fees). Aytu also will pay 8% as contingent consideration on its net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was initially valued at $664,000. The total fair value consideration for the purchase was $2.4 million.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

The Company’s allocation of consideration transferred for ProstaScint as of the purchase date of May 20, 2015 is as follows:

Fair Value
Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

Included in the intangible assets is developed technology of $790,000, customer contracts of $720,000 and trade names of $80,000, each of which will be amortized over a ten-year period. The amortization expense was $40,000 for each of the three months ended September 30, 2016 and 2015, respectively.

As of September 30, 2016, the contingent consideration had increased to $714,000 due to accretion.

Business Combination — Primsol

In October 2015, Aytu entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc. (the “Seller”). Pursuant to the agreement, Aytu purchased assets related to the Seller’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of the Seller’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

Aytu paid $500,000 at closing for the purchase of the Primsol Business and paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 which was paid in April 2016, (b) $500,000 which was paid in July 2016, and (c) $250,000 which was paid in November 2016.

The Company’s allocation of consideration transferred for Primsol as of the purchase date of October 5, 2015 is as follows:

Fair Value
Tangible assets	$182,000
Intangible assets	1,470,000
Goodwill	147,000
Total assets acquired	$1,799,000

Included in tangible assets is $102,000 of inventory and $80,000 of work-in-process inventory. Included in the intangible assets is developed technology of $520,000, customer contracts of $810,000 and trade names of $140,000, each of which will be amortized over a six-year period. The amortization expense was $61,000 and $0 for the three months ended September 30, 2016 and 2015 respectively.

License and Supply Agreement — Natesto

In April 2016, Aytu entered into and closed a license and supply agreement to acquire the exclusive U.S. rights to Natesto® (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired effective upon the expiration of the former licensee’s rights, which occurred on June 30, 2016. The licensee’s term runs for the greater of eight years or until the expiry of the latest to expire patent including claims covering Natesto and until the entry on the market of at least one AB-rated generic product.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

Aytu paid Acerus an upfront fee of $2.0 million upon execution of the agreement. In October 2016 we paid an additional $2,000,000 (the “Second Upfront”). On January 1, 2017, we will pay an additional $4,000,000 (the “Third Upfront”). We also purchased, on April 28, 2016, an aggregate of 12,245,411 shares of Acerus common stock for Cdn. $2,534,800 (approximately US $2.0 million), with a purchase price per share equal to Cdn. $0.207 or approximately US $0.16 per share. These shares are a held for sale trading security and are valued at fair market value. Aytu could not dispose of these shares until after August 29, 2016 and still held these shares as of September 30, 2016.

In addition to the upfront payments, we must make the following one-time, non-refundable payments to Acerus within 45 days of the occurrence of the following event (provided that, the maximum aggregate amount payable under such milestone payments will be $37,500,000):

•	$2,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $25,000,000 (the “First Milestone”); the First Milestone payment is required to be paid even if the threshold is not met in the event that the agreement is terminated for any reason other than material breach by Acerus, bankruptcy of either party, or termination by Acerus because it believes the amounts payable to Aytu for agreed upon trial work would no longer make the agreement economically viable for Acerus;
•	$5,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $50,000,000;
•	$7,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $75,000,000;
•	$10,000,000 if net sales during any four consecutive calendar quarter period equal or exceed $100,000,000; and
•	$12,500,000 if net sales during any four consecutive calendar quarter period equal or exceed $125,000,000.

The contingent consideration was valued at $3.2 million using a Monte Carlo simulation, as of June 30, 2016. The fair values of the net identifiable asset acquired totaled $10.5 million which will be amortized over eight years. The amortization expense for the three months ended September 30, 2016 was $330,000.

As of September 30, 2016, the accretion expense was $306,000, making the accrued payable adjusted for the present value $5.7 million. The contingent consideration accretion expense for the three months ended September 30, 2016 was $46,000, resulting in the contingent consideration value of $3.2 million.

Adoption of Newly Issued Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-15 Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the presentation of certain cash receipts and cash payments in the statement of cash flows in order to reduce diversity in existing practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. During the quarter ended September 30, 2016, the Company early adopted this standard. The primary cash flow categorization that will impact the Company will be contingent consideration payments however, no such payments have been made to date.

Recently Issued Accounting Pronouncements, Not Adopted as of September 30, 2016

In March 2016, the FASB issued ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting”. The standard includes multiple provisions intended to simplify various aspects of the accounting for share based payments. The amendments are

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

expected to impact net income, earnings per share, and the statement of cash flows. Implementation and administration may present challenges to companies with significant share based payment activities. The amendments are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this standard on its financial statements however, the Company believes that the impact will not be material.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for leases for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its adoption of this standard on its financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which requires that all equity investments be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendment is effective for financial statements issued for fiscal years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” ASU 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value. Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory. ASU 2015-11 will be effective for fiscal years and interim periods beginning after December 15, 2016. ASU 2015-11 is required to be applied prospectively and early adoption is permitted. The adoption of ASU 2015-11 is not expected to have a material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact the adoption of ASU 2014-15 will have on its financial statements.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 1 — Business, Basis of Presentation and Business Combinations  – (continued)

In May 2014, the FASB issuing ASU 2014-09, Topic 606, Revenue from Contracts with Customers (the “New Revenue Standard”). The amendments in this ASU provide a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the new ASU is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the New Revenue Standard. In 2016, the FASB issued ASU 2016-08, ASU 2016-10, ASU 2016-11, and ASU 2016-12 to clarify, among other things, the implementation guidance related to principal versus agent considerations, identifying performance obligations, and accounting for licenses of intellectual property. The New Revenue Standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is not permitted. The amendments in this update are to be applied on a retrospective basis, either to each prior reporting period presented or by presenting the cumulative effect of applying the update recognized at the date of initial application.

The New Revenue Standard will be effective for the Company in fiscal 2019. The Company is evaluating the adoption methodology and the impact of this ASU on its financial statements.

Note 2 — Fixed Assets

Fixed assets are recorded at cost and, once placed in service, are depreciated on the straight-line method over the estimated useful lives. Fixed assets consist of the following:

	Estimated Useful Lives in years	As of September 30, 2016	As of June 30, 2016
Office equipment and furniture	3 – 5	$234,000	$201,000
Lab equipment	3 – 5	90,000	90,000
Leasehold improvements	3	112,000	45,000
Manufacturing equipment	5	7,000	7,000
Less accumulated depreciation and amortization		(130,000)	(112,000)
Fixed assets, net		$313,000	$231,000

The depreciation expense was $19,000 and $7,000 for the three months ended September 30, 2016 and 2015, respectively.

Note 3 — Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent, third party appraisal to be $500,000, was being amortized over the remaining U.S. patent life since Aytu’s acquisition of approximately 11 years. As of June 30, 2016, Aytu determined that this asset had no value because the Company is directing its resources towards its commercial-stage products, and therefore, Aytu does not have the resources to complete the necessary clinical trials and bring Zertane to market before the patents expire. The remaining fair value of the Zertane patents were expensed as of June 30, 2016.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 3 — Patents  – (continued)

The cost of the ORP related patents was $380,000 when they were acquired and are being amortized over the remaining U.S. patent life since Aytu’s acquisition of approximately 15 years. Patents consist of the following:

	As of September 30, 2016	As of June 30, 2016
Patents	$880,000	$880,000
Less accumulated amortization	(590,000)	(583,000)
Patents, net	$290,000	$297,000

The amortization expense was $7,000 and $18,000 for the three months ended September 30, 2016 and 2015, respectively.

Note 4 — Revenue Recognition

The $698,000 and $466,000 product and service revenue recognized during the three months ended September 30, 2016 and 2015, respectively, represents sales of the Company’s Natesto, ProstaScint, and Primsol products and the MiOXSYS Systems.

The license revenue of $0 and $21,000 recognized in the three months ended September 30, 2016 and 2015, respectively, represents the amortization of the upfront payments received from the Company’s Zertane licensing agreements. The initial payment of $500,000 from the license agreement for Zertane with a Korean pharmaceutical company was deferred and was being recognized over ten years. The initial payment of $250,000 from the license agreement for Zertane with a Canadian-based supplier was deferred and was being recognized over seven years.

At the end of fiscal 2016, Aytu determined that the Zertane asset had no value as Aytu did not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. The remaining deferred revenue of $426,000 was recognized as of June 30, 2016.

Note 5 — Fair Value Considerations

Aytu’s financial instruments include cash and cash equivalents, accounts receivable, investments, accounts payable and accrued liabilities, and warrant derivative liability. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The valuation policies are determined by the Chief Financial Officer and approved by the Company’s Board of Directors.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Aytu. Unobservable inputs are inputs that reflect Aytu’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;
Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 5 — Fair Value Considerations – (continued)

Level 3:	Unobservable inputs that are supported by little or no market activity.

Aytu’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Aytu’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. Aytu has consistently applied the valuation techniques discussed below in all periods presented.

The following table presents Aytu’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2016, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
September 30, 2016
ASSETS
Investment in Acerus	$1,769,000	$—	$—	$1,769,000
LIABILITIES
Warrant derivative liability	$—	$—	$347,000	$347,000
Contingent consideration	$—	$—	$3,930,000	$3,930,000
June 30, 2016
ASSETS
Investment in Acerus	$1,041,000	$—	$—	$1,041,000
LIABILITIES
Warrant derivative liability	$—	$—	$276,000	$276,000
Contingent consideration	$—	$—	$3,869,000	$3,869,000

The estimated fair value of the Company’s investment, which is classified as Level 1 (quoted price is available), was $1,769,000 as of September 30, 2016. The estimated fair value of the Company’s marketable securities is determined using the quoted price in the active market based on the closing price as of the balance sheet date.

As of September 30, 2016	Maturity in Years	Value at June 30, 2016	Unrealized		Fair Value
			Gains	Losses
Investment in Acerus	Less than 1 year	$1,041,000	$728,000	$	$1,769,000

The warrant derivative liability was valued using the Black-Scholes valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions in valuing the warrant derivative liability, based on estimates of the value of Aytu common stock and various factors regarding the warrants, were as follows as of September 30, 2016 and at issuance:

	September 30, 2016	At Issuance
Warrants:
Volatility	215.1%	75.0%
Equivalent term (years)	4.59	5.00
Risk-free interest rate	1.09%	1.32%
Dividend yield	0.00%	0.00%

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 5 — Fair Value Considerations – (continued)

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair value hierarchy:

Derivative Instruments
Balance as of June 30, 2016	$276,000
Warrant issuances	—
Change in fair value included in earnings	71,000
Balance as of September 30, 2016	$347,000

Note 6 — Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table for the designated fiscal years ending June 30, as of September 30, 2016:

	Total	Remaining 2017	2018	2019	2020	2021	Thereafter
Prescription Database	$1,902,000	$731,000	$598,000	$573,000	$—	$—	$—
Natesto	8,500,000	6,000,000	—	—	2,500,000	—	—
Manufacturing agreement	2,500,000	1,500,000	500,000	500,000	—	—	—
ProstaScint commercial supply agreement	1,673,000	1,569,000	102,000	2,000
Service agreement	153,000	153,000	—	—	—	—	—
Primsol	250,000	250,000	—	—	—	—	—
Office Lease	283,000	108,000	145,000	30,000	—	—	—
Sponsored research agreement with related party	60,000	60,000	—	—	—	—	—
	$15,321,000	$10,371,000	$1,345,000	$1,105,000	$2,500,000	$—	$—

Prescription Database

In May 2016, Aytu entered into an agreement with a company that will provide Aytu with prescription database information, whereby Aytu agreed to pay approximately $1.9 million over three years for access to the database of prescriptions written for Natesto.

Natesto

In April 2016, the Company entered into an agreement with Acerus whereby Aytu agreed to pay $8.0 million for the exclusive U.S. rights to Natesto of which $6.0 million is payable in fiscal year 2017, $2.0 million was paid in October 2016. Additionally, Aytu is required to make the first milestone payment of $2.5 million even if the milestone is not reached.

Manufacturing Agreement

In October 2015, Aytu entered into a Master Services Agreement with Biovest International, Inc. (“Biovest”). The agreement provides that Aytu may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. Aytu expects to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of its products for the ProstaScint product. Aytu is obligated to pay Biovest $2.5 million for time and materials as they develop a plan to reproduce the manufacturing process. Of this commitment, $2.0 million was paid in fiscal 2016 and $500,000 was paid in July 2016.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 6 — Commitments and Contingencies – (continued)

ProstaScint Commercial Supply Agreement

In September 2016, Aytu entered into a Commercial Supply Agreement with Grand River Aseptic Manufacturing, Inc. (“GRAM”). The agreement provides that Aytu may engage GRAM from time to time to provide services in accordance with mutually agreed upon work orders. Aytu expects to use the agreement from time to time for the filling, labeling, and packaging of its ProstaScint product. Aytu is obligated to pay GRAM approximately $1.7 million for process development and production services used to fill, package, inspect, label, and test ProstaScint for distribution. As of September 30, 2016, Aytu has not made any payments to GRAM.

Service Agreement

In July 2015, Aytu entered into an agreement with Ampio whereby Aytu agreed to pay Ampio a set amount per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement was amended on November of 2015, April of 2016 and again in July 2016 resulting in an amount of $17,000 per month. This agreement will be in effect until it is terminated in writing by both parties.

Primsol

In October 2015, Aytu entered into an asset purchase agreement with FSC Laboratories, Inc., or FSC. Pursuant to the agreement, we purchased assets related to FSC’s product known as Primsol (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing. We paid $500,000 at closing for the Primsol Business and we paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also paid $500,000 in April of 2016 and $500,000 in July of 2016 and paid the remaining $250,000 in November 2016 (together, the “Installment Payments”), for a total purchase price of $1.9 million. The amount is included in accounts payable and accrued liabilities on the balance sheet.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease for a space in Raleigh, North Carolina. This lease has initial base rent of $3,000 a month, with total base rent over the term of the lease of approximately $112,000. In September 2015, the Company entered into a 37 month operating lease in Englewood, Colorado. This lease has an initial base rent of $9,000 a month with a total base rent over the term of the lease of approximately $318,000. The Company recognizes rental expense of the facilities on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

	Three Months Ended September 30,
	2016	2015
Rent expense	$35,000	$18,000

Sponsored Research Agreement with Related Party

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in January 2015, provides for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the Oxidation Reduction Potential platform. In March 2014,

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 6 — Commitments and Contingencies – (continued)

Luoxis also agreed to pay a sum of $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet; as of September 2014, this amount had been paid in full. This agreement is set to expire in March 2019 but can be terminated earlier but not until after March 2017.

Note 7 — Convertible Promissory Notes

During July and August 2015, Aytu closed on note purchase agreements with institutional and high net worth individual investors for the purchase and sale of convertible promissory notes (“Notes”) with an aggregate principal amount of $5.2 million. The sale of the Notes was pursuant to a private placement. Debt issuance costs totaled $401,000, which include the $103,000 fair value of the placement agent warrants.

The Notes were an unsecured obligation. Aytu did not have the right to prepay the Notes prior to the maturity date. Interest accrued on the Notes in the following amounts: (i) 8% simple interest per annum for the first six months and (ii) 12% simple interest per annum thereafter if not converted during the first nine months. Interest accrued, was payable with the principal upon maturity, conversion or acceleration of the Notes and could have been paid in kind or in cash, in Aytu’s sole discretion.

Placement agents for the offering sold the institutional portion of the offering of the Notes. Aytu sold the balance of the Notes to individuals and entities with whom Aytu had an established relationship. For Notes sold by the placement agent, Aytu paid the placement agent 8% of the gross proceeds of Notes sold by the placement agents and was obligated to issue warrants for an amount of shares equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the Notes issued to investors introduced to the Company by the private placement agents in the private placement, in addition to a previously paid non-refundable retainer fee of $20,000. The placement agent warrants have a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to the conversion price per share at which the Notes are converted into common stock. Change in fair value is recorded in earnings. Fair value at the grant date was recorded as a debt discount and amortized over the term of the debt.

The warrants were recorded at fair value as long-term liabilities on the Balance Sheet and upon conversion were moved to equity classification.

Upon Aytu’s adoption of ASU 2015-3, the issuance costs associated with the Notes were recorded as a long-term liability and were presented in the Balance Sheet as a direct reduction of the carrying amount of the Notes on their inception date.

Pursuant to the terms of the convertible promissory note agreements, if Aytu sold equity securities at any time while the notes were outstanding in a financing transaction that was not a Qualified Financing (a public offering of Aytu stock resulting in gross proceeds of at least $5.0 million (excluding indebtedness converted in such financing) prior to the maturity date of the Notes), the holders of the convertible promissory notes had the option, but not the obligation, to convert the outstanding principal and accrued interest as of the closing of such financings into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $4.63. As a result of Aytu’s sale of common stock on January 20, 2016, the Company was obligated to provide notice to the above-referenced noteholders of such stock sales. In accordance with the convertible note terms, noteholders had the option to convert their entire balance (inclusive of accrued but unpaid interest) into a number of shares of Aytu common stock equal to 120% of the number of shares calculated by dividing such note balance by $7.80, which was the per share purchase price paid in the equity financing described above. On February 10, 2015, the date of the conversion, an aggregate of $4,125,000 of principal and $143,000 of accrued interest on the notes converted into an aggregate of 656,591 shares of Aytu’s common stock under the original terms of the agreement.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 7 — Convertible Promissory Notes – (continued)

In May 2016, Aytu completed a registered public offering which was considered a Qualified Financing and all outstanding notes were automatically converted on the same terms as in the offering. At the insistence of the underwriters of the offering, all outstanding noteholders had signed lockup agreements which granted them an extra 10% on the conversion, increasing it to 130% of shares calculated by dividing such note balance by $4.80, which was the per share purchase price in the registered offering. On May 6, 2016, the date of conversion, an aggregate of $1,050,000 of principal and $78,000 of accrued interest on the notes converted into an aggregate of 305,559 shares of Aytu’s common stock and 305,559 warrants.

In connection with the conversion of the Aytu notes, Aytu was obligated to issue to the placement agents for the convertible note offering warrants for an amount of shares equal to 8% of the number of shares of Aytu’s common stock for the notes sold by the placement agents issued upon conversion of the notes. As a result of the optional note conversion, on February 10, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 22,254 shares of common stock at an exercise price of $7.80 per share. As a result of the second note conversion, on May 6, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 22,564 shares of common stock at an exercise price of $4.80 per share. These warrants are exercisable for five years from the date of issuance of the related notes in July and August 2015. The warrants have a cashless exercise feature.

Also in connection with the conversion of the notes, Aytu recorded a beneficial conversion feature of $4.9 million which was recorded as a debt discount; this amount represents that carrying amount of the notes at the date of conversion. The beneficial conversion feature was expensed upon conversion of the notes to interest expense.

Note 8 — Common Stock

Capital Stock

At September 30, 2016 and June 30, 2016, Aytu had 5,110,591 and 3,741,944 common shares outstanding, respectively, and no preferred shares outstanding at either September 30, 2016 or June 30, 2016. The Company has 100 million shares of common stock authorized with a par value of $0.0001 per share and 50 million shares of preferred stock authorized with a par value of $0.0001 per share.

In May 2016, we raised gross proceeds of approximately $7.5 million through a public offering of 1,562,500 Units. Offering costs totaled $1.2 million resulting in net proceeds of $6.3 million. Each Unit consists of one share of Aytu common stock and a warrant to purchase one share of Aytu common stock. The common stock issued had a relative fair value of $4.2 million. The warrants have an exercise price of $6.00 per share and will expire five years from the date of issuance. These warrants have a relative fair value of $2.1 million. We also granted the underwriters a 45-day option (the Over-Allotment Option) to purchase up an additional 234,375 shares of common stock and/or warrants. The underwriters exercised 170,822 of this over-allotment option for the warrants and paid $0.12 per over-allotment warrant. These warrants have the same terms as the warrants sold in the registered offering. These warrants have a relative fair value of $20,000, which was the purchase price per the underwriting agreement.

On June 30, 2016, Aytu effected a reverse stock split in which each common stock holder received one share of common stock for each 12 shares. All share and per share amounts for all periods presented in this report have been adjusted to reflect the effect of this reverse stock split.

In July 2016, we entered into a purchase agreement (the “Purchase Agreement”), together with a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”). Upon signing the Purchase Agreement, Lincoln Park agreed to purchase 133,690 shares of our common stock for $500,000 as an initial purchase under the agreement. We also issued as a commitment fee to Lincoln Park of 52,500 shares of common stock. In September 2016, Lincoln Park purchased an

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 8 — Common Stock  – (continued)

additional 40,000 shares for $131,000, the issuance costs related to these purchases totaled $24,000, resulting in net proceeds for the quarter ended September 30, 2016 of $607,000.

In July 2016, we issued 1,000,000 shares of restricted stock as compensation to certain executive officers and directors, which vest on July 7, 2026.

In August 2016, we issued an aggregate of 142,457 shares of common stock as bonuses for performance in 2016 to three executive officers.

Note 9 — Equity Instruments

Stock Option Repricing

In July 2016, our Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by current employees, consultants and directors with exercise prices above $6.00 per share were repriced on a one-for-one basis to $3.23 per share which represented the per share fair value of our common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options. As a result, 316,051 unexercised options originally granted to purchase common stock at prices ranging from $6.72 to $18.12 per share were repriced under this program.

We treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation expense of $318,000. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options.

Options

On June 1, 2015, Aytu’s stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 833,334 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

Pursuant to the 2015 Stock Plan, 833,334 shares of its common stock, were reserved for issuance. The fair value of options granted was calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The assumptions used for the three months ended September 30, 2016 are as follows:

Expected volatility	182% – 185%
Risk free interest rate	0.97% – 1.14%
Expected term (years)	5.0 – 6.5
Dividend yield	0%

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 9 — Equity Instruments  – (continued)

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2016	322,302	$18.01	9.33
Granted	441,999	$3.23
Exercised	—	$—
Forfeited/Cancelled	(2,084)	$18.12
Outstanding September 30, 2016	762,217	$3.52	9.48
Exercisable at September 30, 2016	254,131	$3.44	9.42
Available for grant at September 30, 2016	71,117

Stock-based compensation expense related to the fair value of stock options was included in the statements of operations as research and development expenses and selling, general and administrative expenses as set forth in the table below. Aytu determined the fair value as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the three months ended September 30, 2016 and the three months ended September 30, 2015:

	Three Months Ended September 30,
	2016	2015
Research and development expenses
Stock options	$—	$5,000
Selling, general and administrative expenses
Stock options	1,044,000	63,000
	$1,044,000	$68,000
Unrecognized expense at September 30, 2016	$1,906,000
Weighted average remaining years to vest	2.48

Warrants

A summary of all warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2016	2,201,627	$6.19	4.71
Issuance of settlement warrants to initial investors	84,918	$4.00
Outstanding September 30, 2016	2,286,545	$6.11	4.47

Included in the warrant balance at June 30, 2016 are warrants to purchase common stock of 109,375 issued to the underwriters of our May registered offering. These warrants are currently accounted for under liability accounting and are fair valued at each reporting period (see Note 5). At September 30, 2016, these warrants had a fair value of $347,000.

During the three months ended September 30, 2016, Aytu issued warrants to purchase 84,918 shares of common stock to initial investors of the Company at an exercise price of $4.00 and a term of five years from July 2016. These warrants are accounted for under equity treatment.

AYTU BIOSCIENCE, INC.

Notes to Financial Statements
(unaudited)

Note 9 — Equity Instruments  – (continued)

All warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

Significant assumptions in valuing the warrants issued during the September 30, 2016 quarter were as follows:

Expected volatility	225.5% – 229.8%
Risk free interest rate	1.02% – 1.18%
Contractual term (years)	4.79 – 4.94
Dividend yield	0%

Note 10 — Related Party Transactions

Ampio Loan Agreements

On April 16, 2015, Ampio received 396,816 shares of common stock of Aytu for (i) issuance to Aytu of a promissory note from Ampio in the principal amount of $10.0 million, maturing on the first anniversary of the Merger, and (ii) cancellation of indebtedness of $12.0 million to Ampio. The $10.0 million was paid to Aytu, with $5.0 million paid in June of 2015 and $5.0 million paid in December of 2015.

Services Agreement

The Company has a service agreement with Ampio which is described in Note 6.

Sponsored Research Agreement

The Company has a service agreement with TRLLC which is described in Note 6.

Note 11 — Subsequent Events

On October 27, 2016, we priced an underwritten public offering of 5,735,000 shares of its common stock and warrants to purchase up to an aggregate of 5,735,000 shares of its common stock at a combined public offering price of $1.50 per share and related warrant. The gross proceeds from the offering to Aytu are expected to be approximately $8.6 million, before deducting the underwriting discount and estimated offering expenses payable by Aytu, but excluding the exercise proceeds of any warrants. The company also has granted the representative of the underwriters a 45-day option to purchase up to an additional 860,250 shares and/or 860,250 additional warrants. The shares of common stock will be immediately separable from the warrants and will be issued separately. The warrants are exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $1.86 per share.

Annex C

PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited Pro Forma Balance Sheet as of September 30, 2016 gives effect to the Offer to Exercise as if the transaction occurred on September 30, 2016.

The unaudited pro forma financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual financial position would have been had the transaction actually been completed on the date indicated, and is not indicative of its future financial condition.

The unaudited pro forma financial information should be read in conjunction with the Company’s audited and unaudited financial statements and notes thereto. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

Aytu BioScience, Inc.

Pro Forma Interim Balance Sheet
(Unaudited)

	September 30, 2016	Notes	Pro Forma Adjsutments	Adjusted 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,749,213	(a)	$5,815,000	$8,100,213
		(c)	(464,000)
Restricted cash	75,031		—	75,031
Accounts receivable, net	509,440		—	509,440
Inventory, net	585,357		—	585,357
Prepaid expenses and other	553,083		—	553,083
Prepaid research and development – related party (Note 10)	121,983		—	121,983
Investment in Acerus	1,769,462		—	1,769,462
Total current assets	6,363,569		5,351,000	11,714,569
Fixed assets, net	313,185		—	313,185
Developed technology, net	1,118,319		—	1,118,319
Customer contracts, net	1,301,625		—	1,301,625
Trade names, net	186,639		—	186,639
Natesto asset, net	10,220,116		—	10,220,116
Goodwill	221,000		—	221,000
Patents, net	290,278		—	290,278
Long-term portion of prepaid research and development – related party (Note 10)	182,975		—	182,975
Deposits	2,888		—	2,888
	13,837,025		—	13,837,025
Total assets	$20,200,594		$5,351,000	$25,551,594
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,507,696		$—	$2,507,696
Natesto payable	5,685,191		—	5,685,191
Accrued compensation	532,138		—	532,138
Deferred rent	5,944		—	5,944
Total current liabilities	8,730,969		—	8,730,969
Contingent consideration	3,929,921		—	3,929,921
Deferred rent	6,455		—	6,455
Warrant derivative liability	346,600		—	346,600
Total liabilities	13,013,945		—	13,013,945
Commitments and contingencies (Note 6)
Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	—			—
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 5,110,591 (unaudited) and 3,741,944, respectively as of September 30, 2016 and June 30, 2016	511	(a)	1,000	1,511
Additional paid-in capital	59,471,953	(a)	5,814,000	64,821,953
		(c)	(464,000)
		(b)	—
Accumulated deficit	(52,285,815)		—	(52,285,815)
Total stockholders' equity	7,186,649		5,351,000	12,537,649
Total liabilities and stockholders' equity	$20,200,594		$5,351,000	$25,551,594

The accompanying notes are an integral part of these pro forma interim financial statements.

Aytu BioScience, Inc.

Notes to Pro Forma Financial Statement
(Unaudited)

1. Basis of Presentation

Aytu BioScience, Inc. is referred to herein as the “Company.”

The accompanying unaudited pro forma consolidated balance sheet as at September 30, 2016 of the Company (the “Pro Forma Financial Statement”) has been prepared by management on the basis of United States Generally Accepted Accounting Principles (“US GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of the Company. The unaudited Pro Forma Financial Statement has been prepared for inclusion in the Company’s Schedule TO in conjunction with the tender offer pursuant to which the Company is offering to reduce the exercise price of certain Company warrants to purchase an aggregate of 1,733,322 shares of the Company’s common stock from $6.00 per share to $0.75 per share and 6,020,245 shares of the Company’s common stock from $1.86 per share to $0.75 per share as described below in Note 3, Description of the Transaction. The unaudited pro forma balance sheet as at September 30, 2016 has been prepared as if 100% of the Warrants (as defined below) outstanding on September 30, 2016 were exercised on September 30, 2016.

The unaudited Pro Forma Financial Statement has been derived from the unaudited interim financial statements of the Company as of the period ended September 30, 2016.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Financial Statement should be read in conjunction with the historical financial statements and accompanying footnotes. The unaudited Pro Forma Financial Statement is for informational purposes only and does not purport to reflect the financial position that would have occurred if the Offer to Exercise (as defined below) had been consummated on the date indicated above, nor does it purport to represent or be indicative of the financial position of the Company for any future dates or periods.

An unaudited pro forma statement of operations has not been presented since this transaction has no effect on the Company’s operating results. However, see Note 6 for the effect on the Company’s pro forma net loss per share.

2. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited Pro Forma Financial Statement are those set out in the Company’s audited financial statements for the year ended June 30, 2016 as set forth in the Company’s Annual Report on Form 10K filed with the SEC on September 1, 2016 and the Company’s unaudited interim financial statements for the three-month period ended September 30, 2016 as set forth in the Company’s Quarterly Report on Form 10Q for the period ended September 30,2016 filed with the SEC on November 7, 2016.

3. Description of the Transaction

The Company is offering to holders of outstanding warrants to purchase an aggregate of 7,753,567 shares of the Company’s common stock at an exercise price of $0.75 per share, issued in May 2016 and October 2016 (the “Original Warrants”). The terms are subject to the conditions set forth herein, an opportunity to exercise the Original Warrants at a temporarily reduced exercise price of $0.75 per share of common stock (the “Offer to Exercise”). The Company initially issued Warrant Agent Agreements (the “Warrant Agreements”) to purchase an aggregate of 7,753,567 shares of common stock (split adjusted). All of these Warrant Agreements to purchase 7,753,567 shares of common stock are currently outstanding and are included in the Offer to Exercise.

Aytu BioScience, Inc.

Notes to Pro Forma Financial Statement
(Unaudited)

3. Description of the Transaction  – (continued)

In connection with the Offer to Exercise, the Company has approved an amendment to the warrant agreement that governs the Warrants to temporarily reduce the exercise price of the Warrants to $0.75 per share for the period that begins on January 27, 2017, which is the date the materials relating to this Offer to Exercise are first sent to the holders of Warrants, and ends on the expiration date of the Offer to Exercise at 11:59 P.M. (Eastern Time) on the evening of February 27, 2017, as may be extended by the Company in its sole discretion (the “Expiration Date”).

The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price. The Company intends to use the proceeds from exercise of the Warrants for working capital and general corporate purposes.

A holder may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. If a holder chooses not to participate in the Offer to Exercise, the holder’s Warrants will remain in full force and effect, as originally issued with an exercise price of $6.00 per share for the warrants issued in May 2016 or $1.86 per share for the warrants issued in October 2016.

i) Warrants

On May 5, 2016 the Company issued Warrants to purchase an aggregate of 1,733,322 shares of common stock, and on October 27, 2016 the Company issued Warrants to purchase an aggregate of 6,020,245 of which all shares of common stock remain outstanding. The unaudited pro forma Balance Sheet gives effect to the exercise of all Warrants outstanding as at September 30, 2016, and the October 2016 Warrants, representing the right to purchase 7,753,567 shares, at $0.75 per share for gross proceeds of $5.8 million.

ii) Incremental fair value charge to accumulated deficit

The Company determined that the Offer to Exercise must be accounted for using modification accounting pursuant to the guidance under Accounting Standards Codification 718 (“ASC 718”). Under this guidance, a short term inducement offer shall be accounted for as a modification of the terms of equity based awards, to the extent that the inducement is accepted by the equity holders. Modification accounting requires the incremental fair value of the instrument arising from the modification to be recognized as an expense on the income statement, or a charge directly to equity, depending on the nature of the offer. The Company determined that it was appropriate to record the incremental fair value from the Offer to Exercise as charges directly to stockolders’ equity.

iv) Other transaction costs

Transaction costs of $464,000 are expected to be incurred to complete the Offer to Exercise.

4. Pro Forma Assumptions and Adjustments

The unaudited Pro Forma Financial Statements are presented as if all of the Warrants outstanding at September 30, 2016, and the October 2016 Warrants representing the right to purchase 7,753,567 shares, have been exercised at $0.75 per share on September 30, 2016. The following adjustments are directly attributable to the transaction:

(a)	To record the exercise of Warrants to purchase an aggregate of 7,753,567 shares of common stock for gross proceeds of $5.8 million.
(b)	To record the incremental fair value of the Warrants of which the total value is all included in additional paid-in capital.
(c)	To record estimated transaction costs related to the Offer to Exercise of $464,000.

Aytu BioScience, Inc.

Notes to Pro Forma Financial Statement
(Unaudited)

5. Pro Forma Common Stock

The following table shows our pro forma capitalization, as of September 30, 2016, adjusted to reflect the Offer to Exercise. For the purposes of this table, we have assumed that 100% of the Warrants outstanding, exercisable for 7,753,567 shares of our common stock, are exchanged for 7,753,567 shares of our common stock.

Not included in these pro forma statements is an offering that the Company completed in October of 2016 which we issued 5,735,000 shares and warrants. This offering was completed at $1.50 per unit which consisted of one common share and one warrant with and exercise price of $1.86. The placement agents also purchased an overallotment of warrants of 285,245. The gross proceeds from this transaction was $8.6 million and after offering costs the Company received net cash proceeds of $7.6 million.

	As of September 30, 2016
	Common Shares	Amount
Common stock at September 30, 2016	5,110,591	$511
Shares issued on Warrant exercises	7,753,567	775
Pro forma common stock at September 30, 2016	12,864,158	$1,286

6. Pro Forma Net Loss Per Share

Pro forma net loss per share has been determined for the three months ended September 30, 2016 and for the year ended June 30, 2016 as if all of the Warrants outstanding on September 30, 2016 had been exercised on July 1, 2015, as follows:

	Three months ended September 30, 2016	Year ended June 30, 2016
Weighted Average number common stock	4,898,748	1,741,137
Shares issued on Warrant exercises	7,753,567	7,753,567
Pro forma weighted average number of shares outstanding	12,652,315	9,494,704
Pro forma adjusted net loss	5,724,390	28,180,084
Pro forma adjsuted net loss per share	0.45	2.97